Exhibit 10.1

Execution Version

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179	BARCLAYS 745 Seventh Avenue New York, New York 10019

CONFIDENTIAL

September 18, 2018

Project Vision

Commitment Letter

Thor Industries, Inc.

601 East Beardsley Ave.

Elkhart, IN 46514

Attention: Colleen Zuhl, Senior Vice President and Chief Financial Officer

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMorgan”) and Barclays Bank PLC (“Barclays”, and together with JPMorgan, the “Commitment Parties” or “us” or “we”) that Thor Industries, Inc., a Delaware corporation (“you” or the “Company”), intends to enter into the transactions described in the Transaction Summary attached hereto as Exhibit A (the “Transactions”). Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

1.    Commitments

In connection with the Transactions, (i) JPMorgan is pleased to advise you of its several, but not joint, commitment to provide 60% of the aggregate amount of the Credit Facilities (to be allocated ratably between the Credit Facilities) and (ii) Barclays is pleased to advise you of its several, but not joint, commitment to provide 40% of the aggregate amount of the Credit Facilities (to be allocated ratably between the Credit Facilities), in each case upon the terms and subject to the conditions set forth in this letter and Exhibits B, C and D hereto (the Summary of Terms and Conditions set forth on each of Exhibits B and C hereto are collectively referred to herein as the “Term Sheets”).

2.    Titles and Roles

It is agreed that JPMorgan and Barclays will act as joint lead arrangers and joint bookrunners for the Credit Facilities (acting in such capacities, the “Lead Arrangers”) and JPMorgan will act as sole administrative agent for the Credit Facilities. Notwithstanding the foregoing, the Company agrees that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC.

You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and Fee Letters referred to below) will be paid in connection with the Credit Facilities unless you and we shall so reasonably agree (it being understood and agreed that no other agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or comanager shall be entitled to greater economics in respect of the Credit Facilities than JPMorgan); provided, however, that within fifteen (15) business days after the date hereof, you may appoint up to three (3) additional financial institutions reasonably satisfactory to the Lead Arrangers as additional joint lead arrangers, joint bookrunners, agents, co-agents or co-managers (any such arranger, bookrunner, agent, co-agent or co-manager, an “Additional Commitment Party”) for the Credit Facilities and award such financial institutions with economics determined by you (it being understood that, to the extent you appoint any Additional Commitment Party in respect of the Credit Facilities, such financial institution or one or more of its affiliates shall commit to providing a percentage of the aggregate principal amount of each Credit Facility at least commensurate with the economics and fees awarded to such financial institution or its affiliates, as applicable, and the commitment and economics of each Commitment Party hereunder and under the Arranger Fee Letter in respect of each Credit Facility will be proportionately reduced by the amount of the commitments and economics of such appointed entity or its affiliates, as applicable, with respect to such Credit Facility upon the execution by such financial institution or such affiliate, as applicable, of customary joinder documentation); provided further, however, that in no event will the commitments so allocated to the Additional Commitment Parties in respect of the Credit Facilities exceed 15% of the aggregate principal amount of the Credit Facilities. It is further agreed that JPMorgan will have “left” placement on and will appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Credit Facilities, and JPMorgan will perform the roles and responsibilities conventionally understood to be associated with such “left” placement.

3. Syndication

The Lead Arrangers intend to syndicate the Credit Facilities in each case to a group of banks, financial institutions and other lenders identified by them in consultation with you (such banks, financial institutions and other lenders, together with the Commitment Parties, the “Lenders”); provided that (a) the Lead Arrangers will not syndicate or offer the opportunity to acquire a commitment or provide any portion of the Credit Facilities, to any Disqualified Lenders (as defined below), (b) solely with respect to the ABL Facility, the Lead Arrangers will not syndicate or offer the opportunity to acquire a commitment or provide any portion of such facility, to any bank, financial institution or other institutional lender unless such bank, financial institution or other institutional lender is reasonably approved by you (such approval not to be unreasonably withheld, delayed or conditioned) and (c) notwithstanding the Lead Arrangers’ right to syndicate the Credit Facilities and receive commitments with respect thereto, unless you otherwise agree in writing (i) the Commitment Parties shall not be relieved, released or novated from their obligations hereunder (including their obligation to fund the Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Credit Facilities, including their commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation by any Commitment Party shall become effective as between you and such Commitment Party with respect to all or any portion of such Commitment Party’s commitments in respect of the Credit Facilities until the initial funding of the Credit Facilities and (iii) each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitment in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. For purposes of this Commitment Letter, the term “Disqualified Lender” shall mean (x) any entity separately identified in writing prior to the date hereof on the “Disqualified Lender” list provided by you to us, (y) any entity that is a competitor of the Company, the Target or any of their respective Subsidiaries (each, a “Competitor”), in each case that is identified by name in writing on the “Disqualified Lender” list or in a supplement to the “Disqualified Lender” list provided to the Lead Arrangers from time to time after the date hereof and (z) in the case of the foregoing clauses (x) and (y), any affiliate of such entity, which affiliate is either (i) clearly identifiable as such based solely on the similarity of its name to an entity set forth on the “Disqualified Lender” list and is not a bona fide debt investment fund or (ii) identified as an affiliate in writing after the date hereof in a written supplement to the “Disqualified Lender” list and is not a bona fide debt investment fund; provided that any supplement to the “Disqualified Lender” list shall become effective three (3) business days after delivery to the Lead Arrangers, but which supplement shall not apply retroactively to disqualify any entities that have (i)

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previously acquired an assignment or participation interest in the Credit Facilities in accordance with this Commitment Letter or the Credit Documentation, (ii) entered into a trade for an assignment or participation interest in the Credit Facilities in accordance with this Commitment Letter or the Credit Documentation or (iii) become a competitor of the Company or its subsidiaries before such entity is added to the “Disqualified Lender” list, but upon effectiveness of such designation, any such party may not acquire any additional commitments or participations; provided further that, no supplements shall be made to the “Disqualified Lender” list from and including the date of the launch of primary syndication of the Credit Facilities through and including the Syndication Date.

The Lead Arrangers intend to commence syndication efforts promptly, and, until the earlier to occur of (x) the date that is sixty (60) days following the Closing Date and (y) a Successful Syndication (as defined in the Arranger Fee Letter) (such earlier date, the “Syndication Date”), you agree to assist (and, to the extent you have rights to do so under the Purchase Agreement, to use your commercially reasonable efforts to cause the Target and its subsidiaries to actively assist) the Lead Arrangers in completing a syndication reasonably satisfactory to the Lead Arrangers and you. Such assistance shall be subject to compliance with the laws, rules and regulations of federal, state and other applicable jurisdictions and shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your and your subsidiaries’ existing banking relationships, (B) direct contact between appropriate members of your senior management (including the finance director) and advisors and the proposed Lenders (and, to the extent you have rights to do so under the Purchase Agreement, using your commercially reasonable efforts to arrange such contact between senior management (including the finance director) of the Target and the proposed Lenders), in all such cases at times and locations to be mutually agreed upon, (C) your preparing and providing to the Commitment Parties (and, to the extent you have rights to do so under the Purchase Agreement, using commercially reasonable efforts to cause the Target to prepare and provide) all information customary for transactions of this type with respect to you and your subsidiaries and the Target and its subsidiaries (to the extent that such information is reasonably available to you) and the Transactions, including all financial information and “Projections” (as defined below) customary for transactions of this type, as the Commitment Parties may reasonably request in connection with the arrangement and syndication of the Credit Facilities and your assistance (and, to the extent you have rights to do so under the Purchase Agreement, using your commercially reasonable efforts to cause the Target to assist) in the preparation of a confidential information memorandum and lender slides (a “Confidential Information Memorandum”) and other marketing materials customary for transactions of this type to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), (D) prior to the launch of the syndication, using your commercially reasonable efforts to procure, at your expense, a public corporate credit rating and a public corporate family rating in respect of the Company from Standard & Poor’s Financial Services LLC (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and ratings for each of the Credit Facilities from each of S&P and Moody’s (in each case on a pro forma basis for the Transactions), (E) your hosting, with the Commitment Parties, of one or more meetings of prospective Lenders at times and locations to be mutually agreed (and, to the extent you have rights to do so under the Purchase Agreement, using your commercially reasonable efforts to cause the senior management (including the finance director) of the Target to be available for such meetings) and (F) your ensuring that, prior to the Syndication Date, there is no competing offering, placement, arrangement or syndication of any debt securities or bank financing or other credit facilities (other than the Credit Facilities or any “Permitted Debt” (as defined below)) or announcement thereof by or on behalf of you and your subsidiaries and, subject to your rights to do so under the Purchase Agreement, your using commercially reasonable efforts to ensure that there is no competing offering, placement, arrangement or syndication of any debt securities or bank financing or other credit facilities or announcement thereof by or on behalf of the Target and its subsidiaries (other than the Credit Facilities or any Permitted Debt), in all cases under this clause (F), if such offering, placement, arrangement or syndication could reasonably be expected to materially impair our syndication of the Credit Facilities. For purposes of this Commitment Letter and the Credit Documentation, the term “Permitted Debt” shall mean (i) ordinary

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course purchase money, capital lease, equipment and similar financings, (ii) with respect to the Target and its subsidiaries, any indebtedness permitted by the Purchase Agreement to remain outstanding following the Closing Date, (iii) intercompany debt among the Company and its subsidiaries or among the Target and its subsidiaries and (iv) any other financing agreed by the Lead Arrangers.

Upon the reasonable request of the Commitment Parties, you will furnish for no fee, to the Commitment Parties an electronic version of your and your subsidiaries’ trademarks, service marks and corporate logos for use in marketing materials for the purpose of facilitating the syndication of the Credit Facilities (the “License”); provided, however, that the License shall be used solely for the purpose described above and may not be assigned or transferred. You hereby authorize the Commitment Parties to download copies of the Company’s trademark logos from its website and post copies thereof on the IntraLinks site, SyndTrak site or similar workspace established by JPMorgan to syndicate the Credit Facilities and use the logos on any Confidential Information Memorandum, presentations and other marketing materials prepared in connection with the syndication of the Credit Facilities or in any advertisements (to which you consent, such consent not to be unreasonably withheld, delayed or conditioned) that the Commitment Parties may place after the closing of any of the Credit Facilities in financial and other newspapers and journals, or otherwise, at its own expense describing its services to the Company hereunder. Without limiting your obligations to assist with syndication efforts as set forth in this paragraph, we agree that (except for purposes of determining whether a Successful Syndication has been achieved under the market flex provisions of the Arranger Fee Letter) we will not be released from our commitment hereunder in connection with any syndication or assignment to any Lender unless (A) (i) you have consented to such syndication or assignment in writing (such consent not to be unreasonably withheld, delayed or conditioned) and (ii) any such Lender has entered into customary amendment, restatement or joinder documentation (in form and substance reasonably satisfactory to JPMorgan and you) with respect to this Commitment Letter committing to provide a portion of the Credit Facilities (in which case our commitments hereunder shall be reduced at such time by an amount equal to the commitment assumed by such Lender) or (B) such Lender shall have entered into the applicable Credit Documentation and funded the portion of the Credit Facilities required to be funded by it on the Closing Date. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein shall not constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date and it is understood that each Commitment Party’s commitment hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities and in no event shall the commencement or successful completion of syndication of the Credit Facilities or receipt of any ratings constitute a condition to the availability of the Credit Facilities on the Closing Date.

The Lead Arrangers will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached, and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders, in all cases, subject to the provisions hereof with respect to Disqualified Lenders. You hereby acknowledge and agree that the Lead Arrangers will have no responsibility other than to arrange the syndication as set forth herein and in no event shall any Commitment Party be subject to any fiduciary or other implied duties in connection with the transactions contemplated hereby.

At the request of the Commitment Parties, you agree to assist in the preparation of a version of each Confidential Information Memorandum or other Information Material (a “Public Version”) consisting exclusively of information with respect to you, your subsidiaries, the Target and its subsidiaries and the Acquisition that is either publicly available or not material with respect to you and your subsidiaries, the Target and its subsidiaries, any of your or their respective securities or the Acquisition for purposes of United States federal and state securities laws or, with respect to the Target and its subsidiaries, is of a type

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that would be publicly available if the Target was a U.S. public reporting company (such information, “Non-MNPI”). Such Public Versions, together with any other information prepared by you or the Target or your or its subsidiaries or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”). You acknowledge and agree that, in addition to Public Information and unless you promptly notify us otherwise, (a) drafts and final definitive documentation with respect to the Credit Facilities, (b) marketing term sheets and administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda), and (c) notifications of changes in the terms of the Credit Facilities may be distributed to Public Side Lenders. You acknowledge that each Commitment Party’s public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (E) of the third preceding paragraph; provided that, such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Credit Facilities has been completed upon the making of allocations by the Lead Arrangers and the Lead Arrangers freeing the Credit Facilities to trade or (ii) in violation of any confidentiality agreement between you and any Commitment Party.

In connection with our distribution to prospective Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof or other Public Information, representing that it only contains Non-MNPI. Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating us and our affiliates with respect to any use, and you and your affiliates with respect to any misuse, thereof and of any related Information Materials by the recipients thereof.

For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by you or any of your affiliates; provided that (i) you shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information, (ii) you shall provide each Commitment Party notice that you determined to withhold such information in reliance on this sentence and (iii) the foregoing shall not limit the representations set forth below in Section 4.

4. Information

You hereby represent and warrant that (with respect to any information relating to the Target and its subsidiaries, to your knowledge) (a) all written information (including all Information Materials), other than the Projections, other forward-looking information, budgets, forecasts, estimates and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or, at your direction, by any of your representatives in connection with the transactions contemplated hereby, when taken as a whole with other information made available (taken in combination with the information contained in your most recent Form 10-K filing for the fiscal year ended July 31, 2017 and any interim filings after such date on Form 10-Q or Form 8-K with the Securities and Exchange Commission (“SEC”), after giving effect to all supplements and updates thereto provided through the date furnished, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (when taken as a whole with other information made available (taken in combination with the information contained in your most recent Form 10-K filing for the fiscal year ended July 31, 2017 and any interim filings after such date on Form 10-Q or Form 8-K with the SEC), and after giving effect to all supplements and updates thereto provided through the date furnished) and (b) the financial projections

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and other forward-looking information (the “Projections”) that have been or will be made available to us by you or, at your direction, by any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being understood that (i) the Projections are as to future events and are not to be viewed as facts, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (ii) the Projections are subject to significant uncertainties and contingencies and no assurance can be given that the projected results will be realized). You agree that if, at any time prior to the later of (x) Closing Date and (y) the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time (to your knowledge, prior to the Closing Date, with respect to the Information and Projections relating to the Target and its subsidiaries), then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, to the extent you have rights to do so under the Purchase Agreement, will use commercially reasonable efforts to) promptly supplement, or cause to be supplemented, the Information and the Projections so that (with respect to Information and Projections relating to the Target and its subsidiaries, to your knowledge) such representations will be correct in all material respects under those circumstances. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

5.    Fees

As consideration for the commitments and agreements of each Commitment Party hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Arranger Fee Letter (the “Arranger Fee Letter”) and the Administrative Agent Fee Letter (the “Administrative Agent Fee Letter”), in each case dated the date hereof and delivered herewith (the “Fee Letters” and each a “Fee Letter”) on the terms and subject to the conditions set forth therein.

6.    Conditions

Each Commitment Party’s commitments and agreements hereunder are subject solely to the satisfaction (or waiver by each Commitment Party) of the conditions set forth in this Section 6, in Exhibit D, in Exhibit B under the heading “Certain Conditions – Initial Conditions” and in Exhibit C under the heading “Certain Conditions –Conditions Precedent”.

Notwithstanding anything in this Commitment Letter, the Fee Letters or the definitive documentation for the Credit Facilities (the “Credit Documentation”) to the contrary, (a) the only representations relating to you and your subsidiaries and the Target and its subsidiaries and their respective businesses the accuracy of which shall be a condition to availability of the Credit Facilities on the Closing Date shall be the Specified Representations (as defined below) and (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Credit Facilities on the Closing Date if the conditions set forth in this Section 6, in Exhibit D, in Exhibit B under the heading “Certain Conditions – Initial Conditions” and in Exhibit C under the heading “Certain Conditions – Conditions Precedent”, in each case, limited on the Closing Date as indicated therein, are satisfied (or waived by each Commitment Party) (it being understood that, to the extent any collateral (including the grant or perfection of any security interest) referred to in the Term Sheets is not or cannot be provided on the Closing Date (other than the grant and perfection of security interests (i) in assets (to the extent required by the Term Sheets) with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”) or other applicable local law, or (ii) in the equity interests, if any, of your material subsidiaries, and, to the extent you have rights to do so under the Purchase Agreement, the Target and its material subsidiaries (in each case, to the extent required by the Term Sheets) with respect to which a lien may be perfected by the delivery of an equity certificate or otherwise by

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agreement executed under local law) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and perfection of such collateral shall not constitute a condition precedent to the availability and initial funding of the Credit Facilities on the Closing Date, but may instead be provided after the Closing Date pursuant to arrangements to be mutually agreed by the Administrative Agents and the Company). For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheets relating to corporate or other organizational existence, organizational power and authority of the Company and the Guarantors to enter into and perform the Credit Documentation, due authorization, execution and delivery by the Company and the Guarantors of, performance of, and enforceability against the Company and the Guarantors of, the Credit Documentation, effectiveness, validity and perfection of first priority (subject to permitted liens) liens under the security documents (subject to the limitations set forth in the preceding sentence), no conflicts of the Credit Documentation with the organizational documents of the Company and the Guarantors, the PATRIOT Act, the Investment Company Act, solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 1(b) of Exhibit D), Federal Reserve margin regulations and anticorruption laws and sanctions. Notwithstanding anything in this Commitment Letter or the Fee Letters to the contrary, the only conditions to availability and initial funding of the Credit Facilities on the Closing Date are set forth in this Section 6, in Exhibit D, in Exhibit B under the heading “Certain Conditions – Initial Conditions” and in Exhibit C under the heading “Certain Conditions – Conditions Precedent”, in each case, limited on the Closing Date as indicated therein. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

7. Indemnification and Expenses

You agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and its and their respective directors, officers, employees, advisors, affiliates, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject, to the extent arising out of or in connection with this Commitment Letter, the Fee Letters, the Credit Facilities, the use of the proceeds thereof or the Acquisition and the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing (each a “Proceeding”), regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such indemnified persons, taken as a whole and, if relevant, of a single local counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole, and, solely in the case of a conflict of interest, where the indemnified person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, another firm of counsel for such affected indemnified person) and other reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have arisen from the willful misconduct or gross negligence of such indemnified person or any of such indemnified person’s affiliates or any of its or their respective Controlled Related Parties (as defined below) or their successors (as determined by a final, non-appealable judgment of a court of competent jurisdiction), (ii) a material breach by such indemnified person or any of such indemnified person’s affiliates or any of its or their respective Controlled Related Parties of any of its or their respective obligations under this Commitment Letter (as determined by a final, non-appealable judgment of a court of competent jurisdiction pursuant to a claim initiated by you), including each Commitment Party’s obligations to fund the Credit Facilities on the Closing Date if so required in accordance with the provisions of this Commitment Letter or (iii) disputes solely between and among indemnified persons not arising from any act or omission of the Company or any of its affiliates (other than claims against an

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indemnified person acting in its capacity as an agent or arranger or similar role under the Credit Facilities), and (b) regardless of whether the Closing Date occurs, to reimburse each Commitment Party and its affiliates from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including but not limited to due diligence expenses, expenses of each Commitment Party’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single counsel to the Commitment Parties and of a single local counsel to the Commitment Parties in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter and the Credit Documentation) or the administration, amendment, modification, waiver or enforcement thereof. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person).

No indemnified person shall be liable for any damages directly or indirectly arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, Intralinks, the internet, email or similar electronic transmission systems, except to the extent any such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such indemnified person (or any of its Controlled Related Parties). None of the indemnified persons or you, the Target or any of your or their respective affiliates or the respective directors, officers, employees, advisors, agents or other representative of the foregoing or any successor or assign of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letters, the Credit Facilities or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 7. The foregoing provisions in this Section 7 shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Credit Documentation upon execution thereof and thereafter shall have no further force and effect. As used above, a “Controlled Related Party” of any person or entity means (1) any controlling person or controlled affiliate of such indemnified person, (2) the respective directors, officers or employees of such indemnified person or any of its controlling persons or controlled affiliates and (3) the respective agents, advisors and representatives of such indemnified person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such indemnified person, controlling person or such controlled affiliate; provided that each reference to a controlling person, controlled affiliate, director, officer or employee in this sentence pertains to a controlling person, controlled affiliate, director, officer or employee involved in the structuring, arrangement, negotiation or syndication of this Commitment Letter and the Credit Facilities.

8.    Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. You further acknowledge that each Commitment Party (or an affiliate) is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services and such person may from time to time provide investment banking and other financial services to, and effect transactions for, its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Target, your or the Target’s respective affiliates, of other companies that may be the subject of the transactions contemplated by this Commitment Letter and of other companies with which you may have commercial or other relationships. You further acknowledge that no Commitment Party has any obligation to you or your

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affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you or any such affiliate (including the Credit Documentation). With respect to any securities and/or financial instruments so held by any Commitment Party (or an affiliate) or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, neither any Commitment Party nor any of its affiliates will use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by such Commitment Party and its affiliates of services for other companies or persons and neither any Commitment Party nor any of its affiliates will furnish any such information to any of its other customers. You also acknowledge that each Commitment Party and its respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.

Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and subject to the confidentiality obligations, of such Commitment Party hereunder.

Each Commitment Party is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the Credit Facilities (including in connection with determining the terms of the Credit Facilities) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. The Company agrees that it will not assert any claim against any Commitment Party based on an alleged breach of fiduciary duty by such Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby. The Company acknowledges and agrees that no Commitment Party is advising the Company as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and no Commitment Party shall have any responsibility or liability to the Company with respect thereto. Any review by the Commitment Parties of the Company, the Target, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Parties and their respective affiliates, and shall not be on behalf of the Company. It is understood that this paragraph shall not apply to or modify or otherwise affect any arrangement with any financial advisor separately retained by you or any of your affiliates in connection with the Acquisition, in its capacity as such.

9. Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors and those of the Target and its subsidiaries and the Target itself, in each case, on a need-to-know basis, who are advised of the confidential nature of the information (provided that any disclosure of the Fee Letters or their terms or substance to the Target or its officers, directors, employees, attorneys, accountants, agents or advisors shall be redacted as to the amount of fees and other economic terms of the market flex provisions in a customary manner, unless the Commitment Parties shall otherwise agree), (b) in any legal, judicial or administrative proceeding or as otherwise required by applicable law or regulation or as requested by a governmental authority (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly in advance thereof), (c) upon notice to the Commitment Parties, this Commitment Letter and the existence and contents hereof (but not the Fee Letters or the contents thereof,

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other than the aggregate fee amount contained in the Fee Letters as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Credit Facilities or in any public or regulatory filing requirement (including any filing requirement of the SEC) relating to the Transactions) may be disclosed in any syndication or other marketing material in connection with the Credit Facilities or in connection with any public filing requirement, (d) the Term Sheets may be disclosed to Lenders and potential Lenders and to any rating agency in connection with the Acquisition and the Credit Facilities, (e) you may disclose this Commitment Letter and its contents (but not the Fee Letters or the contents thereof) to the extent that such information becomes publicly available other than by reason of disclosure by you in violation of any confidentiality obligations hereunder, (f) to enforce your rights hereunder or under the Fee Letters and (g) with the Commitment Parties’ prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

Each Commitment Party shall use all nonpublic information received by it in connection with the Acquisition and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants (and such actual or prospective Lenders or participants shall also be permitted to receive the “Disqualified Lender” list and supplements thereto), (c) in any legal, judicial or administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any governmental or regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority or regulation)), (e) to its affiliates and its and their employees, officers, directors, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”), on a need-to-know basis, who are advised of the confidential nature of the information, (f) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter or breach by any other party of any confidentiality obligation known by the Commitment Party to exist in favor of you, the Target or your or its affiliates, (g) to the extent applicable, for purposes of establishing a “due diligence” defense, (h) to the extent that such information is received by such Commitment Party, its affiliates or Representatives from a third party that is not known by such person to be subject to confidentiality obligations to you or your affiliates, (i) to enforce its respective rights hereunder or under the Fee Letters or (j) to the extent such information was independently developed by such Commitment Party without reliance on confidential information; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis on terms that are substantially identical to the terms set forth herein and in accordance with the standard syndication processes of each Commitment Party or customary market standards for dissemination of such type of information. Each Commitment Party’s obligations under this paragraph shall remain in effect until the earlier of (x) the date that is two (2) years from the date hereof and (y) the date the Credit Documentation becomes effective, at which time our obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the execution and delivery thereof.

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10. Miscellaneous

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of each other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed) (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. Each Commitment Party reserves the right to employ the services of its affiliates in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates may agree in their sole discretion, but subject in all respects to the terms of this Commitment Letter. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and any claim, controversy or dispute (whether arising in contract, equity, tort or otherwise) arising under or related to this Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided that the laws of Germany shall govern in determining whether the Acquisition has been consummated in accordance with the terms of the Purchase Agreement (in each case without regard to its rules of conflicts of law).

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any Federal court sitting in the Borough of Manhattan in the City of New York (or in the event such courts lack subject matter jurisdiction, any New York State court sitting in the Borough of Manhattan in the City of New York), and in each case, any appellate court thereof, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum or otherwise based on lack of personal jurisdiction or improper venue. YOU AND WE HEREBY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it and each of the Lenders is required to obtain, verify and record information that identifies the Company, the Target and their subsidiaries, which information includes names, addresses, tax identification numbers and other information that will allow each Commitment Party and each of the Lenders to identify the Company, the Target and their subsidiaries in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and each Lender.

The indemnification, fee, expense, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty, syndication and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of

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whether the Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including as to the provision of Information and representations with respect thereto) and (b) confidentiality of the Fee Letters and the contents thereof) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Credit Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Credit Documentation has comparable provisions with comparable coverage. You may terminate this Commitment Letter and each Commitment Party’s commitments hereunder in full (but not in part) at any time subject to the provisions of the preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and the Fee Letters not later than 11:59 p.m., New York City time, on September 18, 2018. Each Commitment Party’s commitments and agreements hereunder, will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that we receive your executed counterparts to this Commitment Letter and the Fee Letters in accordance with this paragraph and the initial funding under the Credit Facilities does not occur on or before the Expiration Date (as defined below), then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree in writing to an extension; provided that any termination of the Commitment Letter and the commitments hereunder shall not prejudice your or our rights and remedies with respect to any breach of this Commitment Letter that occurred prior to such termination. “Expiration Date” means the earliest of (i) 5:00 p.m., New York City time, on the date that is six (6) months after the date of the Purchase Agreement, (ii) the closing of the Acquisition with or without the use of the Credit Facilities, (iii) the termination of the Purchase Agreement prior to closing of the Acquisition or the termination of your (or any of your affiliates’) obligations under the Purchase Agreement to consummate the Acquisition, in each case, in accordance with the terms thereof.

[Signature Page Follows]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ James R. Dolphin
Name: James R. Dolphin
Title: Managing Director

BARCLAYS BANK PLC

By:	/s/ Brad Aston
Name: Bradford Aston
Title: Managing Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first written above:

THOR INDUSTRIES, INC.

By:	/s/ W. Todd Woelfer
Name: W. Todd Woelfer
Title: Sr. V.P., General Counsel & Corporate Secretary

[Signature Page to Commitment Letter]

Exhibit A

PROJECT VISION

TRANSACTION SUMMARY

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B, C and D thereto.

Thor Industries, Inc. (the “Company”) intends to acquire (the “Acquisition”) all of the outstanding equity interests of a company previously identified to us as “Vision” (the “Target”) pursuant to a Sale and Purchase Agreement dated as of September 18, 2018 (together with all exhibits, schedules, disclosure letters and attachments thereto, the “Purchase Agreement”), among a wholly owned subsidiary of the Company, as Purchaser, the Company, as Guarantor, and the Sellers (as defined therein) party thereto. In connection therewith, it is intended that:

(a)        The Company will obtain (i) a senior secured term loan facility in an aggregate principal amount of $1,780 million denominated in U.S. dollars (plus (A) in the event any “flex” original issue discount or upfront fees are applied pursuant to the Arranger Fee Letter, an amount sufficient to fund such flex, and (B) such additional amount as may be required pursuant to the final sentence of this clause (a)) (the “USD Term Loan Facility”) and (ii) a senior secured term loan facility in a mutually agreeable aggregate principal amount of the Euro equivalent of up to $500 million denominated in Euro (the “Euro Term Loan Facility”, and together with the USD Term Loan Facility, the “Term Loan Facility” and, together with the ABL Facility, the “Credit Facilities”). In the event that the Euro Term Loan Facility is less than the Euro equivalent of $500 million, the USD Term Loan Facility shall be increased by an amount equal to $500 million less the size of the Euro Term Loan Facility.

(b)        The Company will obtain a senior secured asset-based revolving credit facility (the “ABL Facility”) in an aggregate principal amount of $750 million, as described in Exhibit C.

(c)        The Company will directly or indirectly issue shares of common stock of the Company to the Sellers with a value equal to at least 10% of the aggregate purchase price under the Purchase Agreement (the “Equity Contribution”).

(d)        All existing indebtedness for borrowed money under (i) the Credit Agreement, dated as of June 30, 2016 (as previously amended, the “Existing Credit Agreement”), among the Company, as borrower, the other subsidiaries of the Company from time to time party thereto as borrowers and guarantors, each lender from time to time a party thereto, and BMO Harris Bank N.A., as administrative agent, (ii) the syndicated loan agreement dated December 18, 2017 entered into between, among others, Erwin Hymer Group AG & Co. KG (“EHG”) and Rental Alliance GmbH (“REN”) as borrowers, EHG, REN and other Companies as guarantors, Deutsche Bank Luxembourg S.A. as facility agent and several financial institutions as lenders providing for a revolving credit facility in the amount of EUR 300,000,000 and (iii) certain indebtedness of the Target and its subsidiaries mutually agreed by the Company and the Commitment Parties after the date hereof (other than Permitted Debt), in each case, will be refinanced or repaid in full and arrangements for the concurrent release of all related guarantees and liens shall be made (the “Refinancing”).

(e)        The proceeds of the Credit Facilities and certain other consideration payable by the Borrower shall be applied (i) to pay the purchase price in connection with the Acquisition, (ii) to pay the fees, costs and expenses incurred in connection with the Transactions and (iii) to consummate the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Transaction Costs”), with any remaining proceeds being used for working capital needs and for general corporate purposes of the Company.

A-1

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letters, “Closing Date” shall mean the date of the satisfaction (or waiver by each Commitment Party) of the conditions set forth in Exhibit D and the initial funding of the relevant Credit Facilities.

A-2

Exhibit B

PROJECT VISION

TERM LOAN FACILITY

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Term Loan Facility. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and in Exhibits A, C and D attached thereto.

I.             Parties

Borrower:	Thor Industries, Inc. (the “Borrower”).

Joint Lead Arrangers and Joint Bookrunners:	JPMorgan Chase Bank, N.A. (“JPMorgan”) and Barclays Bank PLC (“Barclays”, and together with JPMorgan, in such capacity, the “Lead Arrangers”).

Term Loan Administrative Agent:	JPMorgan (in such capacity, the “Term Loan Administrative Agent” and, together with the ABL Administrative Agent, the “Administrative Agents”).

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan, arranged by the Lead Arrangers (collectively, the “Lenders”).

II.             Term Loan Facility

Type and Amount of Facility:

A seven-year term loan B facility (the “USD Term Loan Facility”) in the amount of $1,780 million denominated in U.S. dollars (with flexibility to increase size of Term Loan Facility to (i) cover OID/upfront fees from market flex provisions of Arranger Fee Letter and (ii) such additional amount as may be required pursuant to the final sentence of this “Type and Amount of Facility” section) (the loans thereunder, the “Initial USD Term Loans”).

A seven-year term loan B facility (the “Euro Term Loan Facility” and together with the USD Term Loan Facility, the “Term Loan Facility”) in a mutually agreeable amount (to be determined at the time of the launch of primary syndication) of the Euro equivalent of up to $500 million denominated in Euros (the loans thereunder, the “Initial Euro Term Loans” and together with the Initial USD Term Loans, the “Initial Term Loans”; together with term loans under the Incremental Term Facilities, the “Term Loans”).

In the event that the Euro Term Loan Facility is less than the Euro equivalent of $500 million, the USD Term Loan Facility shall be increased by an amount equal to $500 million less the size of the Euro Term Loan Facility.

Availability:	The Initial Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Initial Term Loans may not be reborrowed.

Maturity and Amortization:

The Initial Term Loans will mature on the date that is seven (7) years after the Closing Date (the “Term Loan Maturity Date”). The Initial Term Loans shall be repayable in equal quarterly installments in an aggregate annual amount equal to 1% of the original amount of the Term Loan Facility. The balance of the Initial Term Loans will be repayable on the Term Loan Maturity Date.

III.             Purpose; Certain Payment Provisions

Purpose:	The proceeds of the Initial Term Loans shall be used to finance the Transaction Costs.

Fees and Interest Rates:	As set forth on Annex I.

Mandatory Prepayments:

The “Term Credit Documentation” (as defined below) will contain mandatory prepayment provisions that will require prepayments of amounts equal to:

(a) 100% of the net cash proceeds of any incurrence of debt after the Closing Date by the Borrower or any of its subsidiaries, other than indebtedness permitted under the Term Credit Documentation;

(b) 100% of the net cash proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries of any assets in excess of $35 million, individually, or $50 million, in the aggregate for each fiscal year, except for sales of inventory or obsolete or worn-out property in the ordinary course of business and subject to certain other customary exceptions (including customary reinvestment rights if reinvested within twelve (12) months of such sale or disposition (or committed to be reinvested within such period and reinvested within one hundred eighty (180) days after the end of such twelve (12) month period)) consistent with the Documentation Principles; and

(c) 50% of Excess Cash Flow (as defined below) for each fiscal year of the Borrower (commencing with the first full fiscal year ending after the Closing Date), subject to step-down to 25% when the Senior Secured Net Leverage Ratio (as defined below) is less than or equal to 2.50 to 1.00 and greater than 2.00 to 1.00 and step-down to 0% when the Senior Secured Net Leverage Ratio is less than or equal to 2.00 to 1.00

(collectively, an “ECF Prepayment”); provided that (i) voluntary prepayments of the Term Loans (including loans under any Incremental Term Facility (as defined below), Incremental Equivalent Debt (to be defined in the Term Credit Documentation consistent with the Documentation Principles), Refinancing Term Facilities (as defined below) and Refinancing Equivalent Debt (to be defined in the Term Credit Documentation consistent with the Documentation Principles) (in each case, secured by the Collateral on a pari passu basis with the Term Loan Facility)), the loans under the ABL Facility (including any incremental ABL Facility and permitted refinancing indebtedness thereof and to the extent accompanied by a corresponding reduction of the commitment) made during such fiscal year and, at the option of the Borrower (and without counting such amounts against the subsequent fiscal year’s Excess Cash Flow calculation), after year-end and prior to the time such Excess Cash Flow prepayment is due, will reduce the amount of Excess Cash Flow prepayments required for such fiscal year on a dollar-for-dollar basis (which, in the case of loans prepaid at a discount to par, will be limited to the actual amount of cash paid to Lenders in connection with such prepayment (as opposed to the face amount of the loans so prepaid)) (in each case, to the extent financed with Internally Generated Cash (to be defined in the Term Credit Documentation consistent with the Documentation Principles)) and (ii) Excess Cash Flow shall be reduced for, among other things, cash used for capital expenditures (including planned capital expenditures subject to the Contracted Amount Provisions), certain permitted investments (including Permitted Acquisitions (as defined below) and contracted investments and acquisitions so long as (A) such amounts are contractually committed within the next twelve (12) months, (B) such amounts are utilized (and, for the avoidance of doubt, shall not be deducted when used) during such twelve (12) month period and (C) any amounts not utilized during such twelve (12) month period shall be included in the calculation of Excess Cash Flow for such fiscal year, the foregoing clauses (A), (B) and (C), the “Contracted Amounts Provisions”), permitted regular dividends and certain other restricted payments (including such restricted payments consistent with the Documentation Principles), in each case, made during such fiscal year and, at the option of the Borrower (and without counting such amounts against the subsequent fiscal year’s Excess Cash Flow calculation), made prior to the date of such Excess Cash Flow prepayment or committed to be made during such fiscal year or prior to the date of such Excess Cash Flow prepayment (in each case, to the extent financed with Internally Generated Cash) (with any shortfall in actual expenditures below the amount committed and deducted in any prior calculation period added back to Excess Cash Flow in the subsequent calculation period).

Notwithstanding the foregoing, the Term Credit Documentation will provide that in the event any indebtedness is incurred that is secured by the Collateral on a pari passu basis with the Term Loan Facility, such indebtedness may share in any prepayments made in respect of such facility or facilities sharing such Collateral required by the foregoing provisions (to the extent that such prepayments are required by the documentation governing such facility or facilities) on no more than a ratable basis, subject to certain exceptions consistent with the Documentation Principles.

Mandatory prepayments of the Term Loans may not be reborrowed. Mandatory prepayments shall be applied pro rata to the outstanding Term Loan Facilities. Within each Term Loan Facility, mandatory prepayments shall be applied to the scheduled installments of principal of such Term Loan Facility in direct order of maturity thereof. Mandatory prepayments shall be subject to (i) customary limitations to the extent required to be made from cash at foreign restricted subsidiaries, the repatriation of which would result in material adverse tax consequences (as reasonably determined in good faith by the Borrower) or would be prohibited or restricted by applicable law and (ii) customary provisions related to the payment of pari passu indebtedness.

Any Lender under the Term Loan Facility may elect not to accept its pro rata portion of any mandatory prepayment of the Term Loans (other than refinancing debt) (each a “Declining Lender”). Any such prepayment amount declined by a Declining Lender (“Declined Amounts”) may be retained by the Borrower and shall increase the Cumulative Available Amount.

Excess Cash Flow:

To be defined in a usual and customary manner consistent with the Documentation Principles, but to include, without duplication: Consolidated EBITDA plus/minus (i) any changes in working capital minus (ii) the sum of the following:

●   Unfinanced capital expenditures;

●   Scheduled repayments of debt;

●   Interest expense;

●   Taxes and distributions for taxes;

●   Permitted Acquisitions;

●   Certain permitted investments;

●   Permitted regularly scheduled dividends; and

●   Other cash charges included as add-backs in definition of Consolidated EBITDA.

There shall also be included a carve-out for obligations to make acquisitions subject to binding agreements and any capital expenditures to be made, in either case, in next twelve (12) months, subject to reversal of such deduction if any amount is not actually expended within such twelve (12) month period. Excess Cash Flow deductions shall be limited in a customary manner to the extent not financed with Internally Generated Cash.

Consolidated EBITDA:

Consolidated EBITDA shall be defined in a usual and customary manner consistent with the Documentation Principles (and calculated pro forma for applicable acquisitions and dispositions), and shall include (without limitation) the following addbacks (or exclusions) from Consolidated Net Income (as defined below) (without duplication):

(i) interest expense;

(ii) income taxes;

(ii) depreciation and amortization;

(iii) fees, expenses, premiums and other charges related to the issuance of equity or debt (including this transaction, amendments, modifications, refinancing, as well those undertaken but not completed);

(iv) fees, expenses and other charges related to Permitted Acquisitions, permitted investments or permitted dispositions (including those undertaken but not completed);

(v) any losses or expenses that are extraordinary, unusual or non-recurring (including losses on sale of equipment or businesses outside the ordinary course of business);

(vi) any non-cash expenses, losses, charges or impairments including stock-based compensation and LIFO reserves established during such period;

(vii) non-recurring cash expenses for restructuring charges or expenses, integration expenses, accruals, reserves and business optimization expenses;

(viii) net unrealized losses on hedge agreements;

(ix) (A) net cost savings and operating expense reductions actually implemented by the Borrower or related to a Permitted Acquisition which have been taken or will be taken within eighteen (18) months from the applicable closing date and (B) synergies projected to be realized as a result of actions taken, so long as (A) and (B) are reasonably identifiable and factually supportable; (Minus)

(i) unusual, extraordinary or non-recurring gains;

(ii) income tax credits or non-cash income (including gains on sale of equipment or businesses and LIFO reserves terminated during such period); and

(iii) net unrealized gains on hedge agreements.

Consolidated Net Income:

Consolidated Net Income shall be defined to mean, for any period, the net income (or loss) of the Borrower and its restricted subsidiaries determined on a consolidated basis for such period; provided that, without duplication:

(i)          the cumulative effect of a change in accounting principles shall be excluded;

(ii)         the net after-tax effect of extraordinary, non-recurring, unusual or exceptional gains, losses, charges and expenses, including any relating to or arising in connection with claims or litigation (including legal fees, settlements, judgments and awards), shall be excluded;

(iii)        the net after-tax effect of gains, losses, charges and expenses attributable to asset dispositions or the sale or other disposition of any equity interests of any person other than in the ordinary course of business, as determined in good faith by an authorized officer of the Borrower, shall be excluded;

(iv)         the net after-tax effect of gains, losses, charges and expenses attributable to disposed, discontinued, closed or abandoned operations and any net after-tax gains, losses, charges and expenses related to the disposal of disposed, abandoned, closed or discontinued operations shall be excluded;

(v)          the net after-tax effect of gains, losses, charges and expenses attributable to the early extinguishment or conversion of indebtedness, hedge agreements or other derivative instruments (including deferred financing expenses written off and premiums paid) shall be excluded;

(vi)          the net income for such period of any person that is an unrestricted subsidiary (as described below), or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid to the company or any restricted subsidiary thereof in respect of such period in cash or cash equivalents (or to the extent subsequently converted into cash or cash equivalents);

(vii)         the effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its restricted subsidiaries) in any line item in such person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting, as the case may be, in connection with the Transactions, any acquisition or any joint venture investments or the amortization or write off of any amounts thereof, net of taxes, shall be excluded;

(viii)        impairment and amortization charges, asset write offs and write downs (but excluding any write offs or write downs of inventory), including impairment and amortization charges, asset write offs and write downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP shall be excluded;

(ix)          non-cash compensation charges and expenses, including any such charges and expenses arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock, deferred stock or other rights or equity incentive programs and non-cash deemed finance charges in respect of any pension liabilities or other provisions shall be excluded;

(x)           (A) charges and expenses pursuant to any management equity plan, long-term incentive plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement and (B) charges, expenses, accruals and reserves in connection with the rollover, acceleration or payout of equity interests held by management of the Borrower or any of the restricted subsidiaries, in the case of each of (A) and (B) above, to the extent that (in the case of any cash charges and expenses) such charges, expenses, accruals and reserves are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of equity interests (other than mutually agreed upon disqualified stock) of the Borrower or any direct or indirect parent of the Borrower shall be excluded;

(xi)          any non-cash loss, charge or expense relating to the incurrence of obligations in respect of an “earn out” or other similar contingent obligations (but only for so long as such loss, charge or expense remains a non-cash contingent obligation) shall be excluded;

(xii)         the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that (i) such coverage is not denied by the applicable carrier or indemnifying party in writing within 365 days and (ii) such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days), losses, charges, expenses, accruals and reserves with respect to liability or casualty events or business interruption shall be excluded;

(xiii)        (A) non-cash or unrealized gains or losses in respect of obligations under hedge agreements or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of obligations under hedge agreements, and (B) gains or losses resulting from unrealized currency translation gains or losses related to currency re-measurements of indebtedness (including gains or losses resulting from (x) hedge agreements for currency exchange risk and (y) intercompany indebtedness) shall be excluded;

(xiv)      non-cash interest and similar charges or expenses on defined benefit, defined contribution or other pension plans shall be excluded;

(xv)      any expenses or charges to the extent paid by a third party that is not a restricted subsidiary on behalf of the Borrower or a restricted subsidiary (and not required to be reimbursed), and any gain resulting from such payment, shall be excluded;

(xvi)      any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Term Credit Facility, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 day period), shall be excluded,

(xvii)    any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 712 and 715, Statement on Financial Accounting Standards Nos. 87, 106 and 112, as applicable, and any other items of a similar nature, shall be excluded;

(xviii)    non-recurring charges, expenses and fees incurred, including financial advisory, accounting, auditor, legal and other consulting and advisory fees and any or other filing fees and expenses, or any amortization thereof, in connection with any equity offering, acquisition, merger, amalgamation, investment, recapitalization, asset disposition, incurrence or repayment of indebtedness (including deferred financing expenses), refinancing transaction, restructuring or amendment or modification of any debt instrument (in each case, including in connection with the Transactions and any such transaction consummated prior to the Closing Date and any transaction undertaken but not completed) and any non-recurring charges and expenses (including non-recurring merger or amalgamation expenses) incurred as a result of any such transaction shall be excluded; and

(xix)      losses, charges and expenses relating to the Transactions paid within the six (6) months after the Closing Date (including, without limitation, any financial advisory fees, filing fees, accounting fees, legal fees and other similar advisory and consulting fees and related out of pocket expenses and other fees, discounts and commissions, including with regard to arranging or syndication) shall be excluded.

Voluntary Prepayments:

Permitted in whole or in part, with prior written notice but without premium or penalty (other than as set forth below), subject to a minimum amount of prepayment of $500,000 and integral multiples of $250,000 in excess of that amount and customary indemnification for breakage costs in the case of prepayment of “Eurodollar Loans” (as defined in Annex I) other than on the last day of a related interest period. Voluntary prepayments of the Term Loans shall be applied to installments thereof as directed by the Borrower (or absent such direction, in direct order of maturity thereof). Voluntary prepayments of the Term Loans may not be reborrowed.

Any (a) voluntary prepayment of the Term Loans using proceeds of widely syndicated term loan B facility incurred by the Borrower or any of its subsidiaries from a substantially concurrent incurrence of a widely syndicated term loan B facility for which the all-in yield (calculated as described under “Incremental Facilities and Refinancing Facilities” below) on the date of such prepayment is lower than the all-in yield on the date of such prepayment with respect to the Initial Term Loans on the date of such prepayment and (b) repricing of the Initial Term Loans pursuant to an amendment to the Term Credit Documentation resulting in the all-in-yield thereon on the date of such amendment being lower than the all-in-yield on the date immediately prior to such amendment with respect to the Term Loans on the date immediately prior to such amendment (including any “yank-a-bank” assignment in connection with any such amendment) shall be accompanied by a prepayment fee equal to 1.00% of the aggregate principal amount of such prepayment (or, in the case of clause (b) above, of the aggregate amount of Initial Term Loans outstanding immediately prior to such amendment) if made on or prior to the six-month anniversary of the Closing Date.

IV.        Incremental Facilities and Refinancing Facilities

The Term Credit Documentation will permit the Borrower to add one or more incremental term loan facilities to the Term Loan Facility (each, an “Incremental Term Facility”); provided that (i) no Lender will be required to participate in any such Incremental Term Facility, (ii) the loans under any such Incremental Term Facility shall be secured by a pari passu lien on the Collateral securing the Term Loan Facility, (iii) no payment or bankruptcy event of default (as defined below) exists or would exist after giving effect thereto, (iv) the aggregate principal amount of the Incremental Term Facilities shall not exceed (A) $800 million plus (B) any voluntary prepayments of Term Loans or loans under the ABL Facility (to the extent ABL Facility commitments are permanently reduced)

to the extent not financed with indebtedness) plus (C) an unlimited additional amount such that, in the case of this clause (C) only, after giving pro forma effect thereto (and any acquisition financed thereby but without netting any cash proceeds of such indebtedness), the Secured Net Leverage Ratio is no greater than 2.25 to 1.00, (v) the representations and warranties in the Term Credit Documentation shall be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such Incremental Term Facility, (vi) the maturity date and weighted average life to maturity of any such Incremental Term Facility shall be no earlier than the maturity date and weighted average life to maturity, respectively, of the existing Term Loan Facility, (vii) the interest rates and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that, with respect to any Incremental Term Facility incurred during the period commencing on the Closing Date and ending on the date that is twelve (12) months after the Closing Date, the all-in-yield (whether in the form of interest rate margins, original issue discount, upfront fees or LIBOR/ABR floors) applicable to any Incremental Term Facility will not be more than 0.50% higher than the corresponding all-in-yield (giving effect to interest rate margins, original issue discount, upfront fees and LIBOR/ABR floors) for the existing Term Loan Facility, unless the interest rate margins with respect to the existing Term Loan Facility are increased by an amount equal to the difference between the all-in-yield with respect to the Incremental Term Facility and the corresponding all-in yield on the existing Term Loan Facility minus 0.50%, (viii) no Incremental Term Facility shall have greater obligors or collateral than the Term Loan Facility and (ix) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined; provided further that, to the extent such terms and documentation are not consistent with the Term Loan Facility (except to the extent permitted by clause (vi) or (vii) above), they shall be reasonably satisfactory to the Term Loan Administrative Agent or, if such terms are more favorable to the holders of such Incremental Term Facility, an equivalent amendment shall be made to the Term Credit Documentation for the benefit of the existing Term Loan Facility (provided that if such amendment is required and benefits the Term Loan Facility, then it shall be reasonably satisfactory to the Term Loan Administrative Agent). The proceeds of the Incremental Term Facility may be used for working capital and other general corporate purposes of the Borrower and its subsidiaries, including Permitted Acquisitions, investments, debt repayments and other uses not prohibited by the Term Loan Facility. With respect to Permitted Acquisitions, the Incremental Term Facility shall be subject to limited conditionality provisions customary for a transaction of this type and reasonably acceptable to the Term Loan Administrative Agent.

Incremental Equivalent Debt may be incurred in lieu of loans under any Incremental Term Facility subject to customary limitations, including (a) same “most favored nation” pricing provisions set forth in the proviso to clause (vii) of the foregoing paragraph, (b) the maturity date of such Incremental Equivalent Debt will be no earlier than the maturity date of the Term Loan Facility, (c) the weighted average life to maturity of such Incremental Equivalent Debt may not be shorter than the remaining weighted average life to maturity of the Term Loan Facility, (d) the incurrence of such Incremental Equivalent Debt, after giving pro form effect thereto, is subject to (i) in the case of Incremental Equivalent Debt that is secured equally and ratably with the Term Loan Facility, a maximum Senior Secured Net Leverage Ratio of up to 2.25 to 1.00, (ii) in the case of Incremental Equivalent Debt that is secured on a junior lien basis, a maximum Senior Secured Net Leverage Ratio of up to 2.75 to 1.00 and (iii) in the case of Incremental Equivalent Debt that is unsecured, a maximum Total Net Leverage Ratio of 3.25 to 1.00.

The Term Credit Documentation will permit the Borrower to refinance loans under the Term Loan Facility and any Incremental Term Facility from time to time, in whole or in part, with (a) one or more new term loan credit facilities (each, a “Term Refinancing Facility”) under the Term Loan Facility Documentation with the consent of the Borrower, the Term Loan Facility Administrative Agent (not to be unreasonably withheld, delayed or conditioned) and the entities providing such Term Refinancing Facility, (b) one or more series of senior unsecured notes or term loans, (c) one or more series of senior secured notes or term loans that will be secured by the Collateral on an equal and ratable basis with the Term Loan Facility, which will be subject to the intercreditor arrangements provided for in the Term Credit Documentation, or (d) one or more series of junior lien notes or term loans that will be secured on a subordinated basis to the Term Loan Facility, which will be subject to the intercreditor arrangements provided for in the Term Credit Documentation (any such notes or loans, “Term Refinancing Notes”), subject, in each case, solely to the following terms and conditions: (i) no such Term Refinancing Facility or Term Refinancing Notes may mature prior to the maturity date of, or have a shorter weighted average life to maturity than, the loans under the Term Loan Facility or Incremental Term Facility being refinanced; (ii) no Term Refinancing Facility or Term Refinancing Notes may have an obligor that is not an obligor in respect of the Term Loan Facility; (iii) to the extent secured, no Term Refinancing Facility or Term Refinancing Notes may be secured by any assets that do not constitute Collateral; (iv) as reasonably determined by the Borrower, the other terms and conditions of such Term Refinancing Facility or Term Refinancing Notes (excluding pricing and optional prepayment or redemption terms) must be substantially identical to, or not materially more favorable (taken as a whole) to the lenders providing such Term Refinancing Facility or Term Refinancing Notes, as applicable, than those applicable to the Term Loan Facility or Incremental Term Facility being refinanced are to the Lenders (except for covenants and other provisions applicable only to periods after the latest final maturity date of the Term Loan Facility or Incremental Term Loan Facility existing at the time of such refinancing) or must otherwise be reasonably satisfactory to the Term Loan Administrative Agent or, if such terms are more favorable to the holders of such Term Refinancing Facility, an equivalent amendment shall be made to the Term Credit Documentation for the benefit of the existing Term Loan Facility (provided that if such amendment is required and benefits the Term Loan Facility, then it shall be reasonably satisfactory to the Term Loan Administrative Agent); (v) the amount of such Term Refinancing Facility or Term Refinancing Notes will be in an amount not in excess of the amount of loans and commitments refinanced plus fees, expenses and premiums payable in connection therewith; and (vi) the proceeds of such Term Refinancing Facility or Term Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding loans under the applicable Term Loan Facility being so refinanced; and provided further that in no event shall Term Refinancing Facility or Term Refinancing Notes be permitted to be voluntarily or mandatorily prepaid prior to the repayment in full of all Term Loan Facility, unless accompanied by a ratable prepayment of the Term Loan Facility. The Term Refinancing Facilities and Term Refinancing Notes will not be subject to any “most favored nation” pricing provisions.

V.         Collateral and Other Credit Support

Collateral:

The Term Loan Facility will be secured by substantially all assets of the Loan Parties (as defined below), whether consisting of real, personal, tangible or intangible property, including all of the outstanding equity interests of the Borrower’s subsidiaries (collectively, the “Collateral”), subject to exceptions and limitations consistent with the Documentation Principles. The Collateral will also secure the ABL Facility. The liens securing the Term Loan Facility will be first priority in the case of ‘Term Priority Collateral” (as defined below) and second priority in the case of “ABL Priority Collateral” (each as defined below).

“Term Priority Collateral” means all Collateral other than ABL Priority Collateral.

“ABL Priority Collateral” means all of the Loan Parties’ present and after acquired cash, accounts receivable, credit card receivables, inventory, deposit accounts (other than deposit accounts in which net cash proceeds from the sale of non-ABL Priority Collateral are deposited pending reinvestment), securities accounts, commodities accounts, instruments, documents, chattel paper, books and records, and all proceeds relating to the foregoing.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (a) assets subject to certificates of title, letter of credit rights other than “supporting obligations” as defined in the UCC and commercial tort claims other than claims with a value as set forth in the Term Credit Documentation, for which a claim has been filed in a court of competent jurisdiction; (b) “margin stock” (within the meaning of Regulation U) and pledges and security interests prohibited by applicable law, rule or regulation or agreements with any governmental authority; (c) equity interests in any person other than the Guarantors to the extent such person is not a wholly owned subsidiary and such pledge is not permitted by the terms of such subsidiary’s organizational or joint venture documents, in each case, after giving effect to the applicable anti-assignment provisions of the UCC; (d) equity interests in unrestricted subsidiaries; (e) any lease, license, contract or other agreement or document or any property subject to a purchase money security interest or similar arrangement not prohibited by the Term Credit Documentation to the extent that a grant of a security interest therein would require the consent of a third party, violate or invalidate such lease, license, contract agreement, document or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a subsidiary) after giving effect to the applicable anti-assignment provisions of the UCC (other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC); (f) those assets as to which the Term Loan Administrative Agent and the Borrower reasonably agree in writing that the cost, burden, difficulty or consequence of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (g) assets of any subsidiary that is prohibited by applicable law, rule or regulation or, to the extent listed on a schedule detailing what is excluded, by any contractual obligation existing on the Closing Date (or, if later, the date it becomes a restricted subsidiary) from pledging assets to secure the Term Loan Facility or for which governmental (including regulatory) consent, approval, license or authorization would be required for a pledge of such assets unless such consent, approval, license or authorization has been received; (h) assets to the extent a security interest in such assets would result in an investment in “United States property” by a controlled foreign corporation within the meaning of sections 956 and 957 of the Internal Revenue Code and the Treasury regulations thereunder (a “CFC”) or would otherwise result in a material adverse tax consequence, as reasonably determined by the Borrower and in consultation with the Term Loan Administrative Agent; and (i) any intent-to-use trademark application filed in the United States Patent and Trademark Office pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act and any other intellectual property in any jurisdiction where such pledge or security interest would cause the invalidation or abandonment of such intellectual property under applicable law (the foregoing described in clauses (a) through (i) are, collectively, the “Excluded Assets”); provided, that the Excluded Assets shall include additional exclusions consistent with the Documentation Principles.

Intercreditor Agreement:

The lien priority, relative rights and other creditors’ rights issues in respect of the ABL Facility and the Term Loan Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”), which shall be reasonably satisfactory to the Borrower, the Term Loan Administrative Agent and the ABL Administrative Agent.

Guarantees:

Subject to the limitations set forth herein, all of the indebtedness, obligations and liabilities of the Borrower arising under or in connection with the Term Credit Documentation shall be guaranteed by the direct and indirect wholly-owned domestic subsidiaries of the Borrower (the “Guarantors”; the Borrower and the Guarantors are collectively referred to herein as the “Loan Parties”).

Notwithstanding anything herein to the contrary, at no time will the Guarantors include (a) unrestricted subsidiaries, (b) Immaterial Subsidiaries (as defined below), (c) joint ventures, if any, to the extent a guaranty is prohibited by its organizational documents (d) any subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation listed on a schedule and existing on the Closing Date (or, if later, the date it becomes a restricted subsidiary) from guaranteeing the Term Loan Facility or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, licensor authorization has been received, (e) any subsidiary whose provision of a guarantee would constitute an investment in “United States property” by a CFC or otherwise result in a material adverse tax consequence to the Borrower or one of its subsidiaries as reasonably determined by the Borrower in consultation with the Term Loan Administrative Agent, (f) any subsidiary owned directly or indirectly by a CFC whose provision of a guarantee would constitute an investment in “United States property” by a CFC, (g) any domestic subsidiary that is a disregarded entity for United States federal income tax purposes and substantially all of whose assets consist (directly or indirectly through disregarded entities) of the capital stock or debt of CFCs any subsidiary whose provision of a guarantee would constitute an investment in “United States property” by a CFC, (h) not-for-profit subsidiaries and captive insurance companies, if any, and (i) any restricted subsidiary acquired pursuant to a Permitted Acquisition financed with indebtedness permitted to be incurred pursuant to the Term Credit Documentation as assumed indebtedness and any restricted subsidiary thereof that guarantees such indebtedness, in each case to the extent such secured indebtedness prohibits such subsidiary from becoming a Guarantor (collectively, the “Excluded Subsidiaries”).

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Term Loan Administrative Agent reasonably agree that the cost (including any tax cost), burden, difficulty or consequence of providing such a guarantee is excessive in relation to the value afforded thereby.

“Immaterial Subsidiary” means, as of any date, any subsidiary of any Loan Party for which its consolidated assets determined in accordance with GAAP is less than 5% of consolidated total assets; provided that the consolidated total assets of all Immaterial Subsidiaries shall not exceed 10% of consolidated total assets determined in accordance with GAAP.

VI.        Certain Conditions

Conditions Precedent:

The availability of the Term Loan Facility on the Closing Date shall be subject only to the conditions precedent set forth in Section 6 of the Commitment Letter and on Exhibit D to the Commitment Letter.

VII.        Certain Documentation Matters

The definitive documentation for the Term Loan Facility (the “Term Credit Documentation” and, together with the ABL Credit Documentation, the “Credit Documentation”) shall be (i) consistent with this Term Sheet and shall contain those payments, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Term Sheet, (ii) will be based upon, and at least as favorable (except with respect to matters expressly set forth in the Commitment Letter) to the Borrower as, the TTM Technologies, Inc. Term Loan Credit Agreement dated May 31, 2015, as amended

(“Documentation Precedent”), but will (except with respect to matters expressly set forth in the Commitment Letter and modifications to reflect the non-ABL facility nature of the Term Credit Documentation) in no event be less favorable to the Borrower than the terms of the Existing Credit Agreement, with modifications consistent with the term sheet (including this paragraph) and customary modifications appropriate in view of the structure and intended use of the Term Loan Facility (including with respect to the timing and procedures for funding the Term Loan Facility on the closing date to facilitate the closing of the Transactions in accordance with the Purchase Agreement), (iii) reflect any changes in law or accounting standards (or in the interpretation thereof) since the date of the Documentation Precedent as reasonably agreed by the Borrower and the Lead Arrangers, (iv) be negotiated in good faith to finalize the Term Credit Documentation, giving effect to the conditions precedents and limited conditionality provisions set forth in the Commitment Letter, (v) include modifications as are necessary to reflect the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their size, total assets, geographic locations, industry (and risks and trends associated therewith), businesses, business practices, operations and projections and (vi) are otherwise mutually agreed upon by the Borrower and the Lead Arrangers (the foregoing clauses (i) through (vi), collectively, the “Documentation Principles”).

The Term Credit Documentation shall contain the following representations, warranties, covenants and events of default, that will be applicable to the Borrower and its restricted subsidiaries (or, in the case of certain customary representations, warranties and affirmative covenants, all subsidiaries), customary for financings of this type and subject to exceptions, as appropriate, to be mutually agreed upon, in each case, consistent with the Documentation Principles:

Representations and Warranties:

Financial statements; no material adverse change; existence and standing, authorization and validity; compliance with law, including, without limitation, anti-corruption laws relating to bribery or corruption (“Anti-Corruption Laws”) and economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the (a) U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority (“Sanctions”); corporate power and authority; enforceability of Term Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; insurance; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; labor matters; accuracy of disclosure; and no EEA financial institution.

Affirmative Covenants:

Delivery of quarterly unaudited and annual audited financial statements, annual projections (one (1) year budget), and other information (within 45/90/90 days or such later date as otherwise permitted by the SEC, if applicable, for delivery of quarterlies, annuals and projections, respectively); payment of obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of policies and procedures designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions; accuracy of information; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; casualty and condemnation; use of proceeds, including in compliance with Anti-Corruption Laws and Sanctions; and use of commercially reasonable efforts to obtain and maintain public corporate credit and public corporate family ratings of the Term Loan Facility (but, in each case, not to maintain a specific rating).

Financial Covenants:	None.

Negative Covenants:

Limitations (subject to exceptions, as appropriate, to be negotiated and including the specific exceptions set forth herein, with applicable grower baskets to be based on either an equivalent percentage of Consolidated EBITDA or consolidated total assets, as determined by the Borrower prior to launch of general syndication) on:

●   indebtedness (including guarantee obligations), including but not limited to exceptions for indebtedness (a) under the ABL Facility up to the greater of (i) $900.0 million or (ii) (x) 85% of eligible accounts plus (y) 85% of eligible inventory, (b) under the Incremental Term Facility (including Incremental Equivalent Debt), (c) existing on the Closing Date and scheduled and any permitted refinancing thereof, (d) under permitted refinancing facilities, (e) incurred in connection with a purchase money security interest, capital lease obligation or other similar arrangements up to the greater of (i) $85 million or (ii) an equivalent grower basket, (f) incurred or acquired in connection with an acquisition permitted under the Term Credit Documentation subject to, after giving pro forma effect thereto, either (i) a maximum Total Net Leverage Ratio of 2.75 to 1.00 or (ii) the Total Net Leverage Ratio is less than or equal to the Total Net Leverage Ratio immediately prior to giving effect to such incurrence and all transactions in connection therewith, (g) from usual and customary earnout obligations including purchase price adjustments, (h) incurred by restricted subsidiaries that are not Loan Parties up to the greater of (i) $150 million or (ii) an equivalent grower basket, (i) in respect of contribution debt up to 100% of net cash proceeds of equity issuances and cash contributions, (j) in the form of standby repurchase obligations on dealer inventory financing in the ordinary course of business, (k) incurred in connection with receivables and factoring agreements and wholesale financing consistent with the Target’s past practices, (l) that is secured on a junior lien basis subject to, on a pro forma basis, a maximum Secured Net Leverage Ratio of 2.75 to 1.00 and other customary terms consistent with the Documentation Principles, (m) not otherwise covered under the other indebtedness baskets (i) up to $250 million or (ii) an equivalent grower basket, (n) on an unlimited basis, so long as (i) such indebtedness is either unsecured or subordinated, (ii) no event of default (as defined below) has occurred and is continuing prior to or after giving effect to such indebtedness, (iii) the Total Net Leverage Ratio is, on a pro forma basis, no greater than 3.25 to 1.00 and (v) in the case of restricted subsidiaries that are not Loan Parties, such indebtedness shall not exceed the greater of (i) $150.0 million or (ii) equivalent grower basket, (o) other existing indebtedness of Target and its subsidiaries that by its terms cannot be prepaid without consent of the lender thereof and which remains outstanding on the Closing Date (the “Continuing External Debt”) and (p) other usual and customary exceptions consistent with the Documentation Principles;

●   liens, including, but not limited to, exceptions for liens (a) under the ABL Facility securing up to an amount equal to the amount permitted under the equivalent indebtedness basket, (b) the Incremental Term Facility (including any Incremental Equivalent Debt), (c) liens existing on the Closing Date and scheduled, (d) securing permitted refinancing indebtedness, (e) any purchase money security interest, capital lease obligation or other liens securing similar arrangements in an amount equal to the equivalent indebtedness basket, (f) liens incurred or acquired in connection with an acquisition permitted under the Term Credit Documentation (limited to existing liens on acquired assets, not incurred in contemplation of acquisition), (g) incurred by restricted subsidiaries that are not Loan Parties solely on their assets, that secure up to an amount equal to the equivalent indebtedness basket, (h) on equity interests in joint ventures securing obligations thereof, (i) securing receivables and factoring agreements and wholesale financing consistent with the Target’s past practices, provided such liens are on the property the subject thereof and are subject to customary limitations to be agreed, (j) that are junior liens subject to, on a pro forma basis, a maximum Secured Net Leverage Ratio of 2.75 to 1.00 and subject to customary terms consistent with the Documentation Principles, (k) for procurement of chassis in the ordinary course of business, (l) not otherwise covered under the other lien baskets up to the greater of (i) $150 million (ii) and an equivalent grower basket and (m) other usual and customary exceptions consistent with the Documentation Principles;

●   sales of assets, including, but not limited to, exceptions for (a) dispositions of assets with fair market value not exceeding the greater of (i) $100 million and (ii) an equivalent grower basket in aggregate per fiscal year, (b) dispositions in connection with receivables and factoring agreements consistent with the Target’s past practices, (c) unlimited dispositions for fair market value subject to (i), if fair market value of such disposed assets exceeds $50 million, at least 75% of the consideration will be in the form of cash (or subject to the conversion into cash within one hundred (180) days), (ii) non-cash consideration will not exceed the greater of (x) $100 million and (y) an equivalent grower basket and (iii) the proceeds received from such disposition will be subject to the mandatory prepayment provisions and (d) other usual and customary exceptions consistent with the Documentation Principles;

●   payment of restricted payments (including dividends and other payments in respect of equity interests), including, but not limited to, exceptions for (a) regularly scheduled dividends (including share repurchases) not to exceed $175 million per annum, with ability to carry over 25% from prior fiscal year (on a non-cumulative basis), (b) restricted payments up to the Cumulative Available Amount, subject to, on a pro forma basis, a maximum Total Net Leverage Ratio of 2.50 to 1.00, (c) restricted payments representing officer or other employee stock repurchases not to exceed $20 million per annum, with ability to carry over for one fiscal year, (d) other restricted payments up to the greater of (i) $150 million and (ii) an equivalent grower basket, (e) restricted payments in an unlimited amount subject to (i) no event of default having occurred and continuing prior to or after giving effect to such restricted payment and (ii) pro forma Total Net Leverage Ratio no greater than 2.00 to

1.00, (f) tax payments related to vesting of stock-based awards consistent with past practices of the Borrower and (g) other usual and customary exceptions consistent with the Documentation Principles;

●   investments (including acquisitions, loans and advances), including, but not limited to, exceptions for (a) Permitted Acquisitions, (b) investments existing on the Closing Date and scheduled, (c) loans and other advances to employees not to exceed $5 million outstanding at any time, (d) guarantees of indebtedness permitted under the Term Credit Documentation, (e) investments in restricted subsidiaries that are not Loan Parties up to the greater of (i) $150 million and (ii) an equivalent grower basket, (f) investments in joint ventures and unrestricted subsidiaries up to the greater of (i) $100 million and (ii) an equivalent grower basket, (g) investments in connection with receivables and factoring agreements and wholesale financing consistent with the Target’s past practices; (h) investments up to the Cumulative Available Amount, subject to, on a pro forma basis, a maximum Total Net Leverage Ratio of 3.25 to 1.00, (i) unlimited investments so long as (i) no event of default having occurred and continuing prior to or after giving effect to such investment and (ii) the Total Net Leverage Ratio is, on a pro forma basis, no greater than 2.75 to 1.00, (j) investments not otherwise covered under the other investment baskets up to the greater of (i) $250 million and (ii) an equivalent grower basket and (k) other usual and customary exceptions consistent with the Documentation Principles;

“Permitted Acquisition” means any acquisitions by the Borrower or any of its direct or indirect wholly owned restricted subsidiaries; provided that, (i) the target of the acquisition constituting a Permitted Business (to be defined consistent with the Documentation Principles) and such target becoming a Loan Party under the Term Credit Documentation and (ii) no payment or bankruptcy event of default has occurred and is continuing prior to or after giving effect to such investment.

●   optional payments and modifications of subordinated and other debt instruments, including, but not limited to, exceptions for (a) regularly scheduled payments of principal and interest, (b) payments up to the Cumulative Available Amount, subject to, on a pro forma basis, a maximum Total Net Leverage Ratio of 2.50 to 1.00, (c) other payments up to the greater of (i) $100 million and (ii) an equivalent grower basket, (d) unlimited payments subject to (i) no event of default having occurred and continuing prior to or after giving effect to such payment or modification and (ii) the Total Net Leverage Ratio being no greater than 2.25 to 1.00, (e) payments (including prepayments) with respect to Continuing External Debt and (f) other usual and customary exceptions consistent with the Documentation Principles;

●   mergers, consolidations, liquidations and dissolutions;

●   sale and leaseback transactions;

●   swap agreements;

●   transactions with affiliates;

●   changes in fiscal year;

●   negative pledge clauses and other restrictive agreements; and

●   amendment of material documents.

Subject to customary limitations, the indebtedness, liens, investments, restricted payments and restricted debt payments covenants shall permit the re-classification of amounts among baskets.

“Cumulative Available Amount” means $150 million plus (a) the sum of (i) 100% of net cash proceeds from qualified equity (including conversions of debt to qualified equity), plus (ii) at the option of the Borrower (such option to be exercised on or prior to the commencement of general syndication of the Term Loan Facility) either (x) retained Excess Cash Flow or (y) 50% of Consolidated Net Income, plus (iii) the amount of any investment made after the Closing Date using the Cumulative Available Amount that is (A) returned in cash from partial or total sale of such investment or (B) returns, repayments, profits, dividends or interest received in cash therefrom; provided that, the amounts described in (iii)(A) and (B) shall be capped at an amount equal to the Cumulative Available Amount used to make such investment, plus (iv) any Declined Amounts plus (v) distributions from joint ventures (without duplication with (iii)) not in excess of the amount of the Cumulative Available Amount used to make such investments in such joint venture, less (b) the aggregate amount of investments, restricted payments and junior debt payments made using the Cumulative Available Amount.

“Secured Net Leverage Ratio” shall be defined as the ratio of (i) total senior secured debt less unencumbered cash on hand to (ii) Consolidated EBITDA.

“Total Net Leverage Ratio” shall be defined as the ratio of (i) total debt less unencumbered cash on hand to (ii) Consolidated EBITDA.

Unrestricted Subsidiaries:

The Term Credit Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary, in each case so long as, after giving pro form effect thereto, no event of default has occurred and is continuing and such designation as a restricted subsidiary would be permitted as a permitted investment. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenant or event of default provisions of the Term Credit Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with any financial metric contained in the Term Credit Documentation.

Events of Default:

Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of five (5) business days; representations and warranties are incorrect in any material respect; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to occurrence of a default (whether or not resulting in acceleration) under any other agreement governing indebtedness (other than the Continuing External Debt), in excess of an amount to be agreed upon, of the Borrower or any of its restricted subsidiaries; bankruptcy events; certain ERISA events; material judgments; any of the Term Credit Documentation shall cease to be in full force and effect or any Loan Party party thereto shall so assert; any interests created by the security documents shall cease to be enforceable and of the same priority purported to be created thereby; and a Change of Control (to be defined in the Term Credit Documentation consistent with the Documentation Principles) (after giving effect to applicable notice and cure periods, each an “event of default”).

In addition, it shall be an event of default under the Term Credit Documentation if the Borrower (or any of its affiliates) fails to comply with the “market flex” provisions of the Arranger Fee Letter or the marketing or information provisions of the Commitment Letter (including, without limitation, implementing amendments to the Credit Documentation to reflect the terms of the “market flex” provisions of the Arranger Fee Letter).

Voting:

Amendments, waivers and consents with respect to the Term Credit Documentation shall require the approval of Lenders holding not less than a majority of the loans under the Term Loan Facility, except that (a) the consent of each Lender directly and adversely affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of maturity or amortization of any loan or reductions in the amount or extensions of the payment date of any required mandatory payments, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (iv) modifying the pro rata sharing or collateral waterfall requirements of the Term Credit Documentation, and (b) the consent of each Lender shall be required to (i) permit any Loan Party to assign its rights under the Term Credit Documentation, (ii) modify any of the voting percentages, (iii) release all or substantially all of the Guarantors or (iv) release all or substantially all of the Collateral.

The Term Credit Documentation will contain customary provisions consistent with the Documentation Principles for replacing a Lender in connection with, among other things, amendments and waivers to which such Lender has not consented that require the consent of all, or of all adversely affected, Lenders so long as the Required Lenders (to be defined in the Term Credit Documentation consistent with the Documentation Principles) have consented thereto.

The Term Credit Documentation shall contain customary “amend and extend” provisions or other loan modification offers to be mutually agreed, pursuant to which individual Term Loan Lenders may agree to extend the maturity date of their outstanding Term Loans or make other loan modifications to their outstanding Term Loans upon the request of the Borrower and without the consent of any other Term Loan Lender (it is understood that (i) no existing Term Loan Lender will have any obligation to commit to any such extension or modification and (ii) each Term Loan Lender under the class being extended or modified shall have the opportunity to participate in such extension or modification on the same terms and conditions as each other Term Loan Lender under such class).

Assignments and Participations:

The Lenders shall be permitted to assign (which shall exclude in all cases assignments to any Disqualified Lender) all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Term Loan Administrative Agent within five (5) business days after having received notice thereof), unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an event of default has occurred and is continuing and (b) the Term

Loan Administrative Agent, unless the assignee is a Lender, an affiliate of a Lender or an approved fund. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000, unless otherwise agreed by the Borrower and the Term Loan Administrative Agent. Each assignment shall be subject to the payment of a service fee of $3,500 to the Term Loan Administrative Agent by the parties to such assignment.

The Lenders shall also be permitted to sell participations in their loans. Participants shall have customary benefits with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to customary matters. Pledges of loans in accordance with applicable law shall be permitted without restriction. Each Lender may disclose information to prospective participants and assignees.

“Disqualified Lenders” means (a) entities that are specifically identified by the Borrower to the Term Loan Administrative Agent in writing prior to the date of the Commitment Letter, or after the date of the Commitment Letter and prior to the Closing Date with the reasonable consent of the Lead Arrangers, (b) entities that are competitors of the Borrower or its subsidiaries (including the Target and its subsidiaries) and which are specifically identified by the Borrower to the Term Loan Administrative Agent in writing from time to time (“Competitors”) and (c) in the case of the foregoing clauses (a) and (b), any of such entities’ affiliates to the extent such affiliates (x)(i) are clearly identifiable as affiliates based solely on the similarity of such affiliates’ names to an entity set forth on the “Disqualified Lenders” list and (ii) are not bona fide debt investment funds or (y) upon reasonable notice to the Term Loan Administrative Agent, are (i) identified as affiliates in writing in a written supplement to the list of “Disqualified Lenders” and (ii) are not bona fide debt investment funds. Any supplement shall become effective three (3) business days after delivery to the Term Loan Administrative Agent and the Lenders, but which shall not apply retroactively to disqualify any parties that have (i) previously acquired an assignment or participation interest in the Loans, (ii) entered into a trade for an assignment or participation interest in the Loans or (iii) become a competitor of the Company or its subsidiaries before such entity is added to the “Disqualified Lender” list, but upon effectiveness of such designation, any such party may not acquire any additional commitments or participations; provided that no supplements shall be made to the “Disqualified Lender” list from and including the date of the launch of primary syndication of the Credit Facilities through and including the Syndication Date. The list of Disqualified Lenders (as updated from time to time) shall be made available to the Lenders and to potential Lenders, and the confidentiality provisions shall not restrict the foregoing. The register shall be available for inspection by the Borrower and Lenders upon request.

The Term Credit Documentation shall provide that Term Loans may be purchased by and assigned to the Borrower or any subsidiary thereof through (a) Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures to be mutually agreed and/or (b) open market purchases on a non-pro rata basis, in each case on terms and conditions to be agreed, including no default or event of default and no use of the ABL Facility to effect such purchases. Any loans assigned to or purchased by the Borrower or any subsidiary thereof shall be automatically and permanently cancelled immediately upon acquisition thereof by the Borrower or such subsidiary.

In no event shall the Term Loan Administrative Agent be obligated to ascertain, monitor or inquire as to whether any person is a Disqualified Lender or have any liability with respect to or arising out of any assignment or participation of loans or commitments by or disclosure of information by the Lenders, in each case, to any Disqualified Lender.

Yield Protection:

The Term Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto. The Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III (and all requests, rules, guidelines or directives relating to each of the foregoing or issued in connection therewith) shall be deemed to be changes in law after the Closing Date regardless of the date enacted, adopted or issued.

Expenses and Indemnification:

The Borrower shall pay (a) all reasonable and documented out-of- pocket expenses of the Term Loan Administrative Agent and the Lead Arrangers and their affiliates associated with the syndication of the Term Loan Facility and the preparation, execution, delivery and administration of the Term Credit Documentation and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each applicable jurisdiction or as otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) to the Administrative Agent and the Lead Arrangers and their affiliates, in each case for all such parties taken together) and (b) all reasonable and documented out-of-pocket expenses of the Term Loan

Administrative Agent and the Lenders (including the reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each applicable jurisdiction for the Administrative Agent and the Lenders taken as a whole, (and, in light of actual or potential conflicts of interest or the availability of different claims or defenses (as reasonably determined by the affected party), one additional firm of counsel to each group of similarly affected parties)) in connection with the enforcement of the Term Credit Documentation.

The Term Loan Administrative Agent, the Lead Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors, representatives and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense (including reasonable and documented legal expenses of (x) one primary counsel and one local counsel in each applicable jurisdiction, in each case for the indemnified persons taken as a whole and (y) one additional counsel for each affected indemnified person in light of actual or potential conflicts of interest or the availability of different claims or defenses) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the indemnified party).

Defaulting Lenders:	The Term Credit Documentation will contain the Term Loan Administrative Agent’s customary provisions in respect of defaulting lenders.

EU Bail-In:	The Term Credit Documentation will contain the Term Loan Administrative Agent’s customary provisions in respect of EU “Bail-In” matters.

Governing Law and Forum:	State of New York.

Counsel to the Term Loan Administrative Agent and the Lead Arranger:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit B

Interest and Certain Fees

Interest Rate Options:

The Borrower may elect that the loans comprising each borrowing bear interest at a rate per annum equal to (a), in the case of loans denominated in U.S. Dollars, the Alternate Base Rate (such loans herein referred to as “ABR Loans”) plus the Applicable Margin, (b), in the case of loans denominated in U.S. Dollars, the Adjusted LIBO Rate plus the Applicable Margin and (c) in the case of loans denominated in Euros, the EURIBOR (such loans described in clauses (b) and (c) herein are referred to as “Eurodollar Loans”) plus the Applicable Margin.

As used herein:

“Alternate Base Rate” or “ABR” means the highest of (i) the “U.S. Prime Lending Rate” published by The Wall Street Journal (the “Prime Rate”), (ii) the NYFRB Rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period plus 1%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Applicable Margin” means (i) 1.75% in the case of ABR Loans and (ii) 2.75% in the case of Eurodollar Loans denominated in U.S. Dollars and (iii) 3.00% in the case of Eurodollar Loans denominated in Euros.

“EURIBOR” means the rate per annum (adjusted for statutory reserve requirements for euro liabilities) equal to (a) the offered rate per annum for euro deposits appearing on Reuters Page EURIBOR01 (or any successor or substitute page which displays an average determined by the European Banking Federation) (the “EURIBOR Screen Rate”) as of 11:00 a.m., Brussels time, two business days prior to the beginning of such Interest Period or (b) if the EURIBOR Screen Rate shall not be available at such time for such interest period with respect to Euros, then the EURIBOR Rate shall be customary interpolated rate; provided that if the EURIBOR as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any interest period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) business days prior to the commencement of such interest period; provided that if the LIBO Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) then the LIBO Rate shall be a customary interpolated rate (which in no event shall be less than zero).

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any interest period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. dollars for a period equal in length to such interest period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.

“NYFRB Rate” means, for any day, the greater of (a) the federal funds effective rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

The Credit Documentation will contain provisions to be mutually agreed with respect to a replacement of the LIBO Rate and/or EURIBOR.

Interest Payment Dates:

In the case of ABR Loans, interest shall be payable on the first day of each quarter, upon any prepayment due to acceleration and at final maturity.

In the case of Eurodollar Loans, interest shall be payable in arrears on the last day of each interest period and, in the case of an interest period longer than three months, quarterly, upon any prepayment and at final maturity.

Default Rate:

After default, the applicable interest rate will be increased by 2% per annum (and new Eurodollar Loans may be suspended). Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans) for actual days elapsed.

Exhibit C

PROJECT VISION

ABL FACILITY

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the ABL Facility. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A, B and D attached thereto.

I.	Parties

Borrowers:

Thor Industries, Inc. (the “Company” or “Parent Borrower”) and certain wholly-owned subsidiaries of the Company to be determined, including any European Co-Borrower (as defined below) under the European Sub-Facility (as defined below) (collectively, the “Borrowers”).

	Joint Lead Arrangers and Joint Bookrunners:	JPMorgan Chase Bank, N.A. (“JPMorgan”) and Barclays Bank PLC (“Barclays”, and together with JPMorgan, in such capacity, the “Lead Arrangers”).

	ABL Administrative Agent:	JPMorgan (in such capacity, the “ABL Administrative Agent”).

	Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan and Barclays, arranged by the Lead Arrangers (collectively, the “Lenders”).
II.	ABL Facility

	Type and Amount of Facility:	A five-year asset-based revolving credit facility (the “ABL Facility”; the commitments thereunder, the “ABL Commitments”) in the amount of $750 million (the loans thereunder, the “ABL Loans”).

European Sub-Facility:

The ABL Credit Documentation will provide that a portion of the ABL Facility in an amount not to exceed $200 million U.S. dollar equivalent may be drawn by certain wholly owned foreign subsidiaries of the Company organized in jurisdictions reasonably satisfactory to the Lead Arrangers (such Borrowers, the “European Co-Borrowers”, such sub-facility, the “European Sub-Facility”).

Incremental Facilities:

The ABL Facility will permit the Company to increase commitments under the ABL Facility (any such increase, an “Incremental ABL Increase”) in an aggregate amount of up to $150 million, but no less than $25 million and $1 million increments thereafter; provided that (i) no existing ABL Lender will be required to participate in any such ABL Incremental Increase without its consent, (ii) no default or event of default under the ABL Facility would exist after giving effect thereto and (iii) the documentation and terms of any ABL Incremental Increase shall be documented solely as an increase to the commitments under the ABL Facility without any change in terms other than those necessary to effect such Incremental ABL Increase. Any upfront fees paid to Lenders pursuant to an ABL Incremental Increase are to be determined between the Parent Borrower and the ABL Lenders participating in such ABL Incremental Increase.

Availability:

The ABL Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary thereof (the “ABL Maturity Date”). Extensions of credit under the ABL Facility to a Borrower shall be available in U.S. dollars, Euros, British Pounds Sterling and other currencies to be mutually agreed by the Borrower and each ABL Lender.

Extensions of credit under the ABL Facility will be subject to outstanding Excess Availability (as defined below). The Domestic Loan Parties (as defined below) and the European Loan Parties (as defined below) will each have separate Borrowing Bases. Notwithstanding the foregoing, the European Co-Borrowers shall be entitled to draw upon an amount up to the U.S. dollar equivalent of the Excess Availability of the Domestic Loan Parties; provided that the principal amount of any such draws shall reduce Excess Availability that may be drawn on by the Domestic Loan Parties.

“Excess Availability” means, at any time, an amount equal to (i) the lesser of the aggregate ABL Commitments and the Borrowing Base of the Loan Parties minus (ii) the sum of the aggregate outstanding amount of borrowings under the ABL Facility plus the undrawn amount of outstanding Letters of Credit issued under the ABL Facility.

Notwithstanding the foregoing, the aggregate principal amount of borrowings under the ABL Facility (exclusive of letter of credit usage) on the Closing Date used to pay the Transaction Costs shall not exceed $200 million.

Letters of Credit:

A portion of the ABL Facility not in excess of $75 million, or such higher amount as may be requested by the Company and agreed to by the Issuing Lender in its sole discretion, shall be available for the issuance of letters of credit (the “Letters of Credit”) by JPMorgan and other Lenders requested by the Borrowers that have accepted such designation and that have been approved by the ABL Administrative Agent (collectively in such capacity, the “Issuing Lenders”), such consent not to be unreasonably withheld, delayed or conditioned. No Letter of Credit shall have an expiration date after the earlier of (a) one (1) year after the date of issuance and (b) five (5) business days prior to the ABL Maturity Date, provided that any Letter of Credit may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrowers (whether with their own funds or with the proceeds of ABL Loans) on the same business day. To the extent that the Borrowers do not so reimburse any Issuing Lender, the Lenders under the ABL Facility shall be irrevocably and unconditionally obligated to reimburse such Issuing Lender on a pro rata basis.

Swing Line Loans:

A portion of the ABL Facility not in excess of $75 million shall be available, at the discretion of the Swing Line Lender, for swing line loans (the “Swing Line Loans”) from the ABL Administrative Agent (in such capacity, the “Swing Line Lender”). The Borrowers may request Swing Line Loans from the Swing Line Lender on same-day notice. Any such Swing Line Loans will reduce availability under the ABL Facility on a dollar-for-dollar basis. Each Lender under the ABL Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Borrowing Base:

The “Borrowing Base” will with respect to either the Domestic Loan Parties or the European Loan Parties, as applicable, equal the sum of (a) 85% of the eligible accounts receivable of each wholly-owned Domestic Loan Party or European Loan Party, as applicable, plus (b) the lesser of (i) 70% of each wholly-owned Domestic Loan Party’s or European Loan Party’s, as applicable, eligible inventory (valued at the lower of cost (FIFO) or market) and (ii) 85% of the net orderly liquidation value percentage identified in the most recent inventory appraisal determined by an appraiser ordered by the ABL Administrative Agent multiplied by each wholly-owned Domestic Loan Party’s or European Loan Party’s, as applicable, eligible inventory (valued at the lower of cost (FIFO) and market) minus (c) reserves established by the ABL Administrative Agent in its Permitted Discretion. Notwithstanding the foregoing, if the ABL Administrative Agent has not received field examinations and inventory appraisals reasonably satisfactory to it with respect to any accounts receivable or inventory prior to the Closing Date with respect to the Target, up to (i) 70% of the eligible accounts receivable of the Target and (ii) 35% of eligible inventory (valued at the lower of cost (FIFO) or market) of the Target shall be applied to the foregoing calculation of the Borrowing Base. A field examination and inventory appraisal shall be completed within ninety (90) days of the Closing Date (or such longer period as determined by the ABL Administrative Agent in its discretion). “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset based lender similarly situated) credit judgment and consistent with the Documentation Principles.

Eligibility:

The definition of eligible accounts receivable and eligible inventory will be determined by the ABL Administrative Agent in its Permitted Discretion. In addition, the ABL Administrative Agent will retain the right, from time to time, in its Permitted Discretion, to establish additional standards of eligibility and reserves against eligibility and to adjust reserves.

Maturity:	The ABL Maturity Date.

III.	Purpose; Certain Payment Provisions

Purpose:

The proceeds of the ABL Loans shall be used to finance the Transaction Costs (except for the ABL Loans under the European Sub-Facility) and to finance the Borrowers’ working capital needs and for general corporate purposes of the Company and its subsidiaries.

	Fees and Interest Rates:	As set forth on Annex I.

Mandatory Prepayments:

The “ABL Credit Documentation” (as defined below) will contain a mandatory prepayment provision that will require a prepayment of amounts outstanding under the ABL Facility (without a concurrent reduction of the ABL Commitments) when there is an availability shortfall.

Voluntary Prepayments:

Permitted in whole or in part, with prior written notice but without premium or penalty, subject to limitations as to minimum amounts of prepayments and customary indemnification for breakage costs in the case of prepayment of “Eurodollar Loans” (as defined in Annex I) other than on the last day of a related interest period.

IV.	Collateral and Other Credit Support

Collateral:

The ABL Facility will be secured by substantially all assets of the Loan Parties, whether consisting of real, personal, tangible or intangible property, including all of the outstanding equity interests of the Company’s subsidiaries (collectively, the “Collateral”). The Collateral of the Domestic Loan Parties will also secure the Term Loan Facility. The liens securing the ABL Facility will be first priority in the case of “ABL Priority Collateral” (as defined below) and collateral of the European Loan Parties and second priority in the case of “Term Priority Collateral” (each as defined below) of the Domestic Loan Parties.

“Term Priority Collateral” means all Collateral of the Domestic Loan Parties other than ABL Priority Collateral.

“ABL Priority Collateral” means all of the Loan Parties’ present and after acquired cash, accounts receivable, credit card receivables, inventory, deposit accounts (other than deposit accounts in which net cash proceeds from the sale of non-ABL Priority Collateral are deposited pending reinvestment), securities accounts, commodities accounts, instruments, documents, chattel paper, books and records, and all proceeds relating to the foregoing.

The Collateral will also secure bank products (including ACH transactions, credit card transactions and cash management services) and interest rate swaps, currency or other hedging obligations owing to any Lender or its affiliates. Collateral from the European Loan Parties shall only secure the non-U.S. obligations.

Notwithstanding anything to the contrary, the Collateral shall exclude any “Excluded Asset” (as defined in Exhibit B with respect to the Term Loan Facility).

Intercreditor Agreement:

The lien priority, relative rights and other creditors’ rights issues in respect of the ABL Facility and the Term Loan Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”), which shall be reasonably satisfactory to the Company, the ABL Administrative Agent and the “Term Loan Administrative Agent” (as defined in Exhibit B to the Commitment Letter).

Guarantees:

Each domestic subsidiary of the Company that guarantees the Term Loan Facility (the “Domestic Guarantors” and, together with the Company, the “Domestic Loan Parties”) shall unconditionally guarantee all of the indebtedness, obligations and liabilities of the Borrowers arising under or in connection with the ABL Credit Documentation, and the Domestic Loan Parties shall unconditionally guarantee all obligations in respect of secured bank products (including ACH transactions, credit card transactions and cash management services) and interest rate swaps, currency or other hedging obligations owing to any Lender or its affiliates.

In addition, each material direct and indirect European subsidiary of the Company shall unconditionally guarantee all of the indebtedness, obligations and liabilities of the European Co-Borrowers (the “European Guarantors” and together with the Domestic Guarantors, the “Guarantors”; the European Co-Borrowers and the European Guarantors are collectively referred to herein as the “European Loan Parties” and together with the Domestic Loan Parties, the “Loan Parties”) arising under or in connection with the ABL Credit Documentation, and the European Loan Parties shall unconditionally guarantee, to the extent applicable, all non-U.S. obligations in respect of secured bank products (including ACH transactions, credit card transactions and cash management services) and interest rate swaps, currency or other hedging obligations owing to any Lender or its affiliates.

Notwithstanding the foregoing, no “Excluded Subsidiary” (as defined in Exhibit B with respect to the Term Loan Facility) shall be required to be a Guarantor of the ABL Facility and no Borrower shall be an Excluded Subsidiary.

V.	Certain Conditions

	Initial Conditions:	The availability of the ABL Facility on the Closing Date shall be subject only to the conditions precedent set forth in Section 6 of the Commitment Letter and on Exhibit D to the Commitment Letter.

On-Going Conditions:

After the Closing Date, the making of each extension of credit shall be conditioned upon (a) the accuracy of all representations and warranties in the ABL Credit Documentation, (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit and (c) after giving effect to the extensions of credit request, the total extensions of credit under the ABL Facility shall not exceed the Line Cap (as defined below).[1]

[1]	Sub-facility mechanics TBD.

VI.	Certain Documentation Matters

The definitive documentation for the ABL Facility (the “ABL Credit Documentation”) shall (i) be consistent with this Term Sheet and shall contain those payments, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Term Sheet, (ii) be substantially consistent with, and no less favorable to the Borrowers than, the Existing Credit Agreement, with modifications consistent with the Term Sheet (including this paragraph) and customary modifications appropriate in view of the structure and intended use of the ABL Facility (including with respect to the timing and procedures for funding the ABL Facility on the closing date to facilitate the closing of the Transactions in accordance with the Purchase Agreement and such additional provisions relating to the Collateral as are customary for European asset-based lending facilities and considered in the reasonable judgment of the ABL Administrative Agent necessary to protect the security interests of Lenders), (iii) reflect any changes in law or accounting standards (or in the interpretation thereof) since the date of the Existing Credit Agreement as reasonably agreed by the Borrowers and the Lead Arrangers, (iv) be negotiated in good faith to finalize the ABL Credit Documentation, giving effect to the conditions precedents and limited conditionality provisions set forth in the Commitment Letter, (v) include modifications as are necessary to reflect the operational and strategic requirements of the Company and its subsidiaries (after giving effect to the Transactions) in light of their size, total assets, geographic locations, industry (and risks and trends associated therewith), businesses, business practices, operations and projections and (vi) are otherwise mutually agreed upon by the Borrower and the Lead Arrangers.

The ABL Credit Documentation shall contain the following representations, warranties, covenants and events of default, that will be applicable to the Company and its restricted subsidiaries (or, in the case of certain customary representations, warranties and affirmative covenants, all subsidiaries), customary for financings of this type and subject to exceptions, as appropriate, to be mutually agreed upon in each case, consistent with the Documentation Principles:

Representations and Warranties:

Financial statements; no material adverse change; existence and standing, authorization and validity; compliance with law, including, without limitation, anti-corruption laws relating to bribery or corruption (“Anti-Corruption Laws”) and economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the (a) U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority (“Sanctions”);

corporate power and authority; enforceability of ABL Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; insurance; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; labor matters; accuracy of disclosure; and no EEA financial institution.

Affirmative Covenants:

Delivery of quarterly unaudited and annual audited financial statements, quarterly compliance certificates and annual projections (one (1) year budget) (within 45/90/90 days or such later date as otherwise permitted by the SEC, if applicable, for delivery of quarterlies, annuals and projections, respectively), monthly collateral reporting (including agings and inventory reports) and monthly Borrowing Base certificates (to be delivered on or prior the 20th day following the end of a month or 23rd day following the end of any month upon which a quarter ends; provided, that for the first five (5) months following the Closing Date, Borrowing Base certificates may be delivered on or prior to the 30th day following the end of the month) and other information requested by the Administrative Agent (provided that, Borrowing Base certificates with supporting documentation will be delivered on a weekly basis in the event of a Reporting Trigger Period (as defined below)); payment of obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of policies and procedures designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions; accuracy of information; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records (including periodic field examinations and inventory appraisals subject to certain limits as set forth below); notices of defaults, litigation and other material events; compliance with environmental laws; depository banks; casualty and condemnation; and use of proceeds, including in compliance with Anti-Corruption Laws and Sanctions.

“Adjusted Excess Availability” means Excess Availability plus Qualified Unrestricted Cash.

“Line Cap” means the lesser of (i) the aggregate ABL Commitments and (ii) the Borrowing Base.

“Qualified Unrestricted Cash” means unrestricted cash constituting collateral that is held in deposit accounts and securities accounts of the Loan Parties subject to an acceptable control agreement in favor of the Administrative Agent.

A “Reporting Trigger Period” shall commence when (i) an event of default has occurred and is continuing or (ii) Adjusted Excess Availability is less than the greater of (a) $70 million or 12.5% of the Line Cap for five (5) consecutive business days. A Reporting Trigger Period shall cease after thirty (30) consecutive days of (i) no event of default having occurred or continuing and (ii) Adjusted Excess Availability being greater than the greater of (a) $70 million or 12.5% of the Line Cap.

Financial Covenant:

A minimum Fixed Charge Coverage Ratio of 1.00 to 1.00, to be triggered in the event that Adjusted Excess Availability is less than the greater of (a) $60 million and (b) 10% of the Line Cap. Requirement to maintain minimum Fixed Charge Coverage Ratio will cease upon the occurrence of thirty (30) consecutive days where the Adjusted Excess Availability is equals or exceeds the greater of (i) $60 million and (ii) 10% of the Line Cap.

“Fixed Charge Coverage Ratio” means the ratio of (a) Consolidated EBITDA (to be defined in a manner consistent with the definition in Exhibit B for the Term Loan Facility; provided that clause (ix) of such definition shall be subject to a cap on synergies/operating expenses/cost savings of 25% of Consolidated EBITDA) minus unfinanced capital expenditures minus taxes to (b) the sum of interest, principal repayments (made or required to be made), restricted payments and restricted junior debt payments.

Negative Covenants:	Limitations (subject to exceptions, as appropriate, to be negotiated and including the specific exceptions set forth herein and otherwise consistent with the Term Loan Facility, with applicable grower baskets to be based on either an equivalent percentage of Consolidated EBITDA or consolidated total assets, as determined by the Company prior to launch of general syndication) on:

●   indebtedness (including guarantee obligations), including, but not limited to, exceptions (a) consistent with those set forth in Exhibit B for the Term Loan Facility with respect to the indebtedness covenant and (b) the incurrence of the indebtedness under the Term Loan Facility (including any Incremental Term Loan Facility);

●   liens, including, but not limited to, exceptions (a) consistent with those set forth in Exhibit B for the Term Loan Facility with respect to the lien covenant and (b) the incurrence of the liens under the Term Loan Facility (including any Incremental Term Loan Facility);

●   sales of assets, including, but not limited to, exceptions for sales and other dispositions (a) so long as (i) the consideration received from such sale reflects the fair market value (as reasonably determined in good faith by the Borrowers) of the asset being sold, (ii) no event of default having occurred or continuing prior to or after giving effect to such asset sale and (iii) immediately after giving effect thereto, pro forma Adjusted Excess Availability (average daily basis for 30 consecutive days) is greater than (x) 12.5% of the Line Cap and (y) $70 million, (b) made in connection with receivables or factoring agreements consistent with the Target’s past practices and (c) other usual and customary exceptions consistent with the Documentation Principles.

In the case of any non-ordinary course sales or dispositions of ABL Priority Collateral with a fair market value greater than $25 million in a single transaction or series of related transactions, the Borrowers shall deliver an updated Borrowing Base certificate reflecting such non-ordinary course sale or disposition;

●   payment of restricted payments (including dividends and other payments in respect of equity interests), including, but not limited to, exceptions for (a) regularly scheduled dividends (including share repurchases) not to exceed $175 million per annum, with ability to carry over 25% from prior fiscal year (on a non-cumulative basis), (b) restricted payments representing officer or other employee stock repurchases not to exceed $20 million per annum, with ability to carry over for one fiscal year, (c) tax payments related to vesting of stock-based awards consistent with past practices of the Company, (d) other restricted payments up to the greater of (i) $150 million and (ii) an equivalent grower basket, (e) restricted payments in an unlimited amount subject to (i) no event of default having occurred or continuing prior to or after giving effect to such restricted payment and (ii) satisfaction of the Payment Condition (as defined below) and (f) other usual and customary exceptions consistent with the Documentation Principles;

●   investments (including acquisitions, loans and advances), including, but not limited to, exceptions for (a) Permitted Acquisitions that meet the Payment Condition, (b) investments existing on the Closing Date and scheduled, (c) loans and other advances to employees not to exceed $5 million outstanding at any time, (d) guarantees of indebtedness permitted under the ABL Credit Documentation, (e) investments in restricted subsidiaries that are not Loan Parties up to the greater of (i) $150 million and (ii) an equivalent grower basket, (f) investments in joint ventures and unrestricted subsidiaries up to the greater of (i) $100 million and (ii) an equivalent grower basket, (g) investments in connection with receivables and factoring agreements and wholesale financing consistent with the Target’s past practices; (h) other investments up to the greater of (i) $250 million or (ii) equivalent grower basket, (i) investments in an unlimited amount subject to (i) no event of default having occurred and continuing prior to or after giving effect to such investment and (ii) satisfaction of the Payment Condition and (j) other usual and customary exceptions consistent with the Documentation Principles;

●   optional payments and modifications of subordinated and other debt instruments, including, but not limited to, exceptions for (a) regularly scheduled payments of principal and interest, (b) refinancing of permitted junior indebtedness with like indebtedness, (c) payments made with the proceeds of the issuance of equity, (d) other payments up to the greater of (i)

$100 million and (ii) an equivalent grower basket, (e) optional payments and modifications of subordinated and other debt instruments in an unlimited amount subject to (i) no event of default having occurred and continuing prior to or after giving effect to such payment or modification and (ii) satisfaction of the Payment Condition, (f) payments (including prepayments) with respect to Continuing External Debt and (g) other usual and customary exceptions consistent with the Documentation Principles;

●   maintenance of Adjusted Excess Availability in an amount, (without duplication) together with the cash and cash equivalents of Target and its subsidiaries, in excess of the Continuing External Debt Payoff Amount;

●   mergers, consolidations, liquidations and dissolutions;

● sale and leaseback transactions;

● swap agreements;

● transactions with affiliates;

● changes in fiscal year;

● negative pledge clauses and other restrictive agreements; and

● amendment of material documents.

“Continuing External Debt Payoff Amount” means, with respect to the Continuing External Debt for which consent to the repayment thereof is required and such consent has not been obtained from the lender thereof, the aggregate amount necessary to repay the principal, interest and any estimated break costs for such Continuing External Debt, as determined by good faith estimate of the Company, in consultation with the Lenders.

“Payment Condition” means, with respect to any proposed event on any date, a condition that is satisfied if (a) as of the date of the proposed event and after giving effect thereto, no default or event of default has occurred and is continuing, (b) after giving effect to the proposed event as if it occurred on the first day of the applicable “Pro Forma Period” (as defined below), (i) if the Fixed Charge Coverage Ratio is greater than or equal to 1.00 to 1.00, then (w) in the case of a restricted payment, pro forma Adjusted Excess Availability shall be greater than the greater of $90 million and 15% of the Line Cap at such time and on an average daily basis during the Pro Forma Period, (x) in the case of an investment (including a Permitted Acquisition), pro forma Adjusted Excess Availability shall be greater than the greater of $70 million and 12.5% of the Line Cap at such time and on an average daily basis during the Pro Forma Period and (y) in the case of junior debt voluntary prepayments, pro forma Adjusted Excess Availability shall be greater than the greater of $90 million and 15% of the Line Cap at such time and on an average daily basis during the Pro Forma Period and (ii) if the Fixed Charge Coverage Ratio (to be defined in a manner to be agreed) is less than 1.00 to 1.00, then (w) in the case of a restricted payment, pro forma Adjusted Excess Availability shall be greater than the greater of $125 million and 20% of the Line Cap at such time and on an average daily basis during the Pro Forma Period, (x) in the case of an investment (including a Permitted Acquisition), pro forma Adjusted Excess Availability shall be greater than the greater of $112.5 million and 17.5% of the Line Cap at such time and on an average daily basis during the Pro Forma Period and (y) in the case of junior debt voluntary prepayments, pro forma Adjusted Excess Availability shall be greater than the greater of $125 million and 20% of the Line Cap at such time and on an average daily basis during the Pro Forma Period. The Administrative Agent shall have received a certificate of an officer of the Parent Borrower certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

Subject to customary limitations, the indebtedness, liens, investments and restricted payments covenants shall permit the re-classification of amounts among baskets.

“Pro Forma Period” means the period commencing thirty (30) days prior to the date of any proposed event and ending on the date of such proposed event.

Cash Dominion:

The Loan Parties will be subject to cash dominion for the life of the ABL Facility. Funds deposited into any depository account will be swept on a daily basis into a blocked account with the ABL Administrative Agent (the “Concentration Account”). Other than during a Cash Dominion Trigger Period (as defined below), collections which are received into the Concentration Account shall be deposited into the Company’s operating account. During a Cash Dominion Trigger Period, collections which are received into the Concentration Account shall be used to reduce amounts owing under the ABL Facility. A “Cash Dominion Trigger Period” shall commence when (i) an event of default has occurred and is continuing or (ii) Adjusted Excess Availability is less than the greater of (a) $70 million or 12.5% of the Line Cap for five (5) consecutive business days. A Cash Dominion Trigger Period shall cease after thirty (30) consecutive days of (i) no event of default having occurred or continuing and (ii) Adjusted Excess Availability being greater than the greater of (a) $70 million or 12.5% of the Line Cap.

The appropriate documentation, including blocked account and/or lockbox agreements acceptable to the ABL Administrative Agent, will be required for all depository accounts of the Loan Parties (subject to certain excluded deposit accounts of the Loan Parties to be mutually agreed upon).

Unrestricted Subsidiaries:

The ABL Credit Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in unrestricted subsidiaries, the Borrowers will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary in each case so long as, after giving pro form effect thereto, no event of default has occurred and is continuing and such designation as a restricted subsidiary would be permitted as a permitted investment. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenant or event of default provisions of the ABL Credit Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with any financial metric contained in the ABL Credit Documentation

Events of Default:

Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of five (5) business days; representations and warranties are incorrect in any material respect; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to occurrence of a default (whether or not resulting in acceleration) under any other agreement governing indebtedness (other than Continuing External Debt), in excess of an amount to be agreed upon, of the Company or any of its subsidiaries; bankruptcy events; certain ERISA events; material judgments; any of the ABL Credit Documentation shall cease to be in full force and effect or any Loan Party party thereto shall so assert; any interests created by the security documents shall cease to be enforceable and of the same priority purported to be created thereby; and a Change of Control (to be defined in a manner consistent with such definition in the Term Credit Documentation).

In addition, it shall be an event of default under the ABL Credit Documentation if the Borrower (or any of its affiliates) fails to comply with the “market flex” provisions of the Arranger Fee Letter or the marketing or information provisions of the Commitment Letter (including, without limitation, implementing amendments to the Credit Documentation to reflect the terms of the “market flex” provisions of the Arranger Fee Letter).

Voting:

Amendments, waivers and consents with respect to the ABL Credit Documentation shall require the approval of Lenders holding not less than a majority of the commitments under the ABL Facility (provided that if there are only two Lenders, the approval of both Lenders shall be required), except that (a) the consent of each Lender directly and adversely affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of maturity of any loan or reductions in the amount or extensions of the payment date of any required mandatory payments, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment, (b) the consent of each Lender shall be required to (i) amend the definition of Borrowing Base or (ii) change the eligibility criteria applicable to the Borrowing Base to increase availability thereunder and (c) the consent of each Lender shall be required to (i) modify the pro rata sharing or collateral waterfall requirements of the ABL Credit Documentation, (ii) permit any Loan Party to assign its rights under the ABL Credit Documentation, (iii) modify any of the voting percentages, (iv) release all or substantially all of the Guarantors or (v) release all or substantially all of the Collateral.

Assignments and Participations:

The Lenders shall be permitted to assign (which shall exclude in all cases assignments to any Disqualified Lender) all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, of (a) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the ABL Administrative Agent within five (5) business days after having received notice thereof), unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an event of default has occurred and is continuing, (b) the ABL Administrative Agent, (c) the Issuing Lenders and (d) the Swing Line Lender. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5 million, unless otherwise agreed by the Company and the ABL Administrative Agent. Each assignment shall be subject to the payment of a service fee of $3,500 to the ABL Administrative Agent by the parties to such assignment.

The Lenders shall also be permitted to sell participations in their loans. Participants shall have customary benefits with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to customary matters. Pledges of loans in accordance with applicable law shall be permitted without restriction. Each Lender may disclose information to prospective participants and assignees.

“Disqualified Lenders” means (a) entities that are specifically identified by the Company to the ABL Administrative Agent in writing prior to the date of the Commitment Letter, or after the date of the Commitment Letter and prior to the Closing Date with the reasonable consent of the Lead Arrangers, (b) entities that are competitors of the Company or its subsidiaries (including the Target and its subsidiaries) and which are specifically identified by the Company to the ABL Administrative Agent in writing from time to time (“Competitors”) and (c) in the case of the foregoing clauses (a) and (b), any of such entities’ affiliates to the extent such affiliates (x)(i) are clearly identifiable as affiliates based solely on the similarity of such affiliates’ names to an entity set forth on the “Disqualified Lender” list and (ii) are not bona fide debt investment funds or (y) upon reasonable notice to the ABL Administrative Agent, are (i) identified as affiliates in writing in a written supplement to the list of “Disqualified Lenders” and (ii) are not bona fide debt investment funds. Any supplement to such list shall become effective three (3) business days after delivery to the ABL

Administrative Agent and the Lenders, but which shall not apply retroactively to disqualify any parties that have (i) previously acquired an assignment or participation interest in the Loans, (ii) entered into a trade for an assignment or participation interest in the Loans or (iii) become a competitor of the Company or its subsidiaries before such entity is added to the “Disqualified Lender” list, but upon effectiveness of such designation, any such party may not acquire any additional assignment or participations interests in the Loans; provided that no supplements shall be made to the “Disqualified Lender” list from and including the date of the launch of primary syndication of the Credit Facilities through and including the Syndication Date. The list of Disqualified Lenders (as updated from time to time) shall be made available to the Lenders and to potential Lenders and the confidentiality provisions shall not restrict the foregoing. The register shall be available for inspection by the Company and Lenders upon request.

In no event shall the ABL Administrative Agent be obligated to ascertain, monitor or inquire as to whether any person is a Disqualified Lender or have any liability with respect to or arising out of any assignment or participation of loans or commitments by or disclosure of information by the Lenders, in each case, to any Disqualified Lender.

Yield Protection:

The ABL Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto. The Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III (and all requests, rules, guidelines or directives relating to each of the foregoing or issued in connection therewith) shall be deemed to be changes in law after the Closing Date regardless of the date enacted, adopted or issued.

Field Examinations:

Field examinations will be conducted at the discretion of the ABL Administrative Agent to ensure the adequacy of Borrowing Base Collateral and related reporting and control systems. Notwithstanding the foregoing, no more than one field examination per year will be conducted; provided that, one additional field examination may be performed per fiscal year following the occurrence of a Collateral Audit Trigger Period (as defined below) or otherwise at the expense of the ABL Administrative Agent; provided further that, there shall be no limitation on the number or frequency of field examinations at the reasonable discretion of the ABL Administrative Agent if an event of default shall have occurred and be continuing.

A “Collateral Audit Trigger Period” shall commence upon the Adjusted Excess Availability being less than the greater of (a) $90 million or 15% of the Line Cap for five (5) business days.

Appraisals:

Inventory appraisals will be conducted on an annual basis at the discretion of the ABL Administrative Agent; provided that, one additional inventory appraisal may be performed per fiscal year following the occurrence of a Collateral Audit Trigger Period or otherwise at the expense of the ABL Administrative Agent; provided further that, there shall be no limitation on the number or frequency of inventory appraisals at the reasonable discretion of the ABL Administrative Agent if an event of default shall have occurred and be continuing.

Expenses and Indemnification:

The Company shall pay (a) all reasonable and documented out-of-pocket expenses of the ABL Administrative Agent and the Lead Arrangers and their respective affiliates associated with the syndication of the ABL Facility and the preparation, execution, delivery and administration of the ABL Credit Documentation and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each applicable jurisdiction to the Administrative Agent and the Lead Arrangers and their respective affiliates, in each case for all such parties taken together), (b) all reasonable and documented out-of-pocket expenses of the ABL Administrative Agent and the Lenders (including the reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each applicable jurisdiction for the Administrative Agent and the Lenders taken as a whole, (and, in light of actual or potential conflicts of interest or the availability of different claims or defenses (as reasonably determined by the affected party), one additional firm of counsel to each group of similarly affected parties)) in connection with the enforcement of the ABL Credit Documentation and (c) fees and expenses associated with collateral monitoring, collateral reviews and appraisals (including field examination fees, plus out-of-pocket expenses), environmental reviews and fees and expenses of other advisors and professionals engaged by the ABL Administrative Agent or the Lead Arrangers or their respective affiliates.

The ABL Administrative Agent, the Lead Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors, representatives and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense (including reasonable and documented legal expenses of (x) one primary counsel and one local counsel in each applicable jurisdiction, in each case for the indemnified persons taken as a whole and (y) one additional counsel for each affected indemnified person in light of actual or potential conflicts of interest or the availability of different claims or defenses) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the indemnified party).

Defaulting Lenders:	The ABL Credit Documentation will contain the ABL Administrative Agent’s customary provisions in respect of defaulting lenders.

EU Bail-In:	The ABL Credit Documentation will contain the ABL Administrative Agent’s customary provisions in respect of EU “Bail-In” matters.

Governing Law and Forum:	State of New York.

Counsel to the ABL Administrative Agent and the Lead Arrangers:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit C

Interest and Certain Fees

Interest Rate Options:

The Company may elect that the loans comprising each borrowing bear interest at a rate per annum equal to (a) in the case of U.S. dollar loans, the Alternate Base Rate (such loans herein referred to as “ABR Loans”) plus the Applicable Margin, (b) in the case of U.S. dollars loans or British Pounds Sterling loans, the Adjusted LIBO Rate (such loans herein referred to as “Eurodollar Loans”) plus the Applicable Margin or (c) in the case of loans denominated in Euros, the EURIBOR (such loans described in clauses (b) and (c) herein are referred to as “Eurodollar Loans”) plus the Applicable Margin.; provided, that all Swing Line Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin; provided further that loans denominated in euro may only bear interest at the Adjusted LIBO Rate.

As used herein: “Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A.

“Alternate Base Rate” or “ABR” means the highest of (i) the “U.S. Prime Lending Rate” published by The Wall Street Journal (the “Prime Rate”), (ii) the NYFRB Rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period plus 1%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“EURIBOR” means the rate per annum (adjusted for statutory reserve requirements for euro liabilities) equal to (a) the offered rate per annum for euro deposits appearing on Reuters Page EURIBOR01 (or any successor or substitute page which displays an average determined by the European Banking Federation) (the “EURIBOR Screen Rate”) as of 11:00 a.m., Brussels time, two business days prior to the beginning of such Interest Period or (b) if the EURIBOR Screen Rate shall not be available at such time for such interest period with respect to Euros, then the EURIBOR Rate shall be customary interpolated rate; provided that if the EURIBOR as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any interest period for the applicable currency, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such interest period for such currency; provided that if the LIBO Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) then the LIBO Rate shall be a customary interpolated rate (which in no event shall be less than zero).

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any interest period for an applicable currency, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for such currency) for a period equal in length to such interest period and for such currency as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“NYFRB Rate” means, for any day, the greater of (a) the federal funds effective rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

The Credit Documentation will contain provisions to be mutually agreed with respect to a replacement of the LIBO Rate.

Interest Payment Dates:	In the case of ABR Loans, interest shall be payable on the first day of each quarter, upon any prepayment due to acceleration and at final maturity.

In the case of Eurodollar Loans, interest shall be payable in arrears on the last day of each interest period and, in the case of an interest period longer than three months, quarterly, upon any prepayment and at final maturity.

Commitment Fees:

A commitment fee equal to 0.25% per annum, payable quarterly in arrears to the ABL Administrative Agent for the ratable benefit of the Lenders (including the ABL Administrative Agent) from the Closing Date until termination of the ABL Commitments.

Letter of Credit Fees:

Letter of Credit: A letter of credit fee, equal to the Applicable Margin for Eurodollar Loans, on the daily maximum amount to be drawn under all Letters of Credit, payable quarterly in arrears to the ABL Administrative Agent for the ratable benefit of the Lenders (including the Issuing Lender).

Fronting Fee: A fronting fee equal to a rate per annum separately agreed upon by the Borrower and the Issuing Lender of the face amount of each Letter of Credit issued shall be payable to the Issuing Lender, together with any documentary and processing charges in accordance with the Issuing Lender’s standard schedule for such charges with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of each letter of credit and each drawing made thereunder. Notwithstanding the foregoing, no such fronting fee shall be payable if there is only one (1) Lender under the ABL Facility.

Default Rate:

After default, the applicable interest rate and Letter of Credit Fee will be increased by 2% per annum (and new Eurodollar Loans may be suspended). Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans) for actual days elapsed.

Annex I-A to Exhibit C

Pricing Grid

Adjusted Excess Availability	Applicable Margin for Eurocurrency Loans (USD and GBP)	Applicable Margin for Eurocurrency Loans (EUR)	Applicable Margin for ABR Loans
> 50% of the amount of the ABL Facility	1.25%	1.25%	0.25%
≤ 50% of the amount of the ABL Facility but > 25% of the amount of the ABL Facility	1.50%	1.50%	0.50%
≤ 25% of the amount of the ABL Facility	1.75%	1.75%	0.75%

The applicable margins shall be determined in accordance with the foregoing table based on the Company’s most recent Borrowing Base Certificate. Adjustments, if any, to the applicable margins shall be made on a fiscal quarterly basis and shall be effective five (5) business days after the ABL Administrative Agent has received the applicable Borrowing Base Certificate. If the Company fails to deliver the Borrowing Base Certificate to the ABL Administrative Agent at the time required pursuant to the ABL Credit Documentation, then the applicable margins shall be the highest applicable margins and fees set forth in the foregoing table until five (5) days after such Borrowing Base Certificate is so delivered.

Exhibit D

PROJECT VISION

Conditions

The availability and initial funding of the Credit Facilities shall be subject to the satisfaction (or waiver by the Commitment Parties) of solely the following conditions (subject to the Limited Conditionality Provision). Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit D is attached and in Exhibits A, B and C thereto.

1.        Each Loan Party thereto shall have executed and delivered the Credit Documentation on terms consistent with the Commitment Letter, and the Administrative Agents shall have received:

a.	customary closing certificates, corporate and organizational documents, good standing certificates and customary legal opinions; and

b.

a certificate from the chief financial officer of the Company, in the form attached as Annex I to this Exhibit D, certifying that the Company and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

2.        Substantially concurrently with the initial funding of the Credit Facilities, the Refinancing shall have been consummated, after giving effect to the Transactions, neither the Company nor any of its subsidiaries (including, for the avoidance of doubt, the Target and its subsidiaries) shall have any indebtedness for borrowed money other than the Credit Facilities, Permitted Surviving Debt and certain other indebtedness to be mutually agreed upon and the Equity Contribution shall have been consummated. The Administrative Agents shall have received reasonably satisfactory evidence of repayment of all indebtedness to be repaid on the Closing Date and the discharge (or the making of arrangements for discharge) of all related guarantees and liens. “Permitted Surviving Debt” shall mean (i) ordinary course purchase money, capital lease, equipment and similar financings, (ii) with respect to the Target and its subsidiaries, any indebtedness permitted by the Purchase Agreement to remain outstanding following the Closing Date, (iii) intercompany debt among the Company and its subsidiaries or among the Target and its subsidiaries and (iv) any other financing agreed by the Lead Arrangers, such agreement not to be unreasonably withheld, conditioned or delayed.

3.        The Acquisition shall, substantially concurrently with the initial funding of the Credit Facilities, be consummated pursuant to the Purchase Agreement and no provision thereof shall have been amended, modified or waived, and no consent or request shall have been given under the Purchase Agreement, in any way that is materially adverse to the Lenders in their capacities as such without consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that any modification, amendment, waiver, request or consents by you that results in (x) an increase to the purchase price shall be deemed to not be materially adverse to the Lenders so long as such increase is funded solely with an issuance of common equity of the Company or other equity reasonably acceptable to the Lead Arrangers, and (y) a decrease to the purchase price shall be deemed to not be materially adverse to the Lenders so long as (I) such reduction is allocated to reduce the commitments under the Term Loan Facility and (II) such reduction (other than pursuant to any purchase price or similar adjustment provision set forth in the Purchase Agreement) does not decrease the purchase price by more than ten percent (10%) (cumulative for all such reductions)) without the prior written consent of the Commitment Parties (not to be unreasonably withheld, conditioned or delayed).

D-1

4.        The closing and effectiveness of, and initial funding under, the Credit Facilities shall have occurred on or before the Expiration Date.

5.        The Commitment Parties shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the (x) Company and its subsidiaries and (y) each Target and its respective subsidiaries, in each case, for the two most recently completed fiscal years ended at least ninety (90) days before the Closing Date, and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the (x) Company and its subsidiaries and (y) each Target and its respective subsidiaries, in each case, for each subsequent fiscal quarter ended at least forty-five (45) days before the Closing Date. Each Commitment Party hereby acknowledges receipt of (i) the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries for the fiscal years ended July 31, 2016 and July 31, 2017 and each Target and its respective subsidiaries for the fiscal years ended August 31, 2016 and August 31, 2017, and (ii) the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries for the fiscal quarters ended January 31, 2018 and April 30, 2018 and each Target and its respective subsidiaries for the fiscal period ended May 31, 2018.

6.        Each Commitment Party shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least forty (45) days prior to the Closing Date (or, in the case of the four fiscal quarter period ended on the last day of the fiscal year of the Company, ended at least ninety (90) days prior to the Closing Date), prepared after giving effect to the Transactions (including the acquisition of the Target) as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

7.        Each of the Specified Representations shall be true and correct in all material respects (and in all respects if qualified by material adverse effect or other materiality qualifier).

8.        The Administrative Agents shall have received, at least three (3) business days prior to the Closing Date to the extent requested at least ten (10) days prior to the Closing Date, all documentation and other information required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

9.        All fees and expenses due and payable to the Commitment Parties and the Lenders and required to be paid on or prior to the Closing Date shall have been paid or shall have been authorized to be deducted from the proceeds of the initial fundings under the Credit Facilities so long as any such fees or expenses not expressly set forth in the Fee Letters have been invoiced not less than two (2) business days prior to the Closing Date (except as otherwise reasonably agreed by the Company).

10.      Subject to the Limited Conditionality Provision, all actions necessary to establish that the applicable Administrative Agent will have a perfected security interest (subject to liens permitted under the Credit Documentation) in the Collateral shall have been taken.

11.      In no event shall the Closing Date occur on any date prior to November 1, 2018.

12.      With respect to the ABL Facility, the ABL Administrative Agent shall have received a Borrowing Base certificate (other than with respect to the Target and its subsidiaries) in form consistent with that agreed upon in the Credit Documentation prepared as of the last day of the most recent month ending at least thirty (30) calendar days prior to the Closing Date.

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Annex I to Exhibit D

FORM OF SOLVENCY CERTIFICATE

[            ], 20[    ]

This Solvency Certificate is being executed and delivered pursuant to Section [    ] of the Credit Agreement (the “Credit Agreement”), dated as of [                ], 20[    ], among Thor Industries, Inc. (the “Company”), the other Loan Parties party thereto from time to time, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as the administrative agent; the terms defined therein being used herein as therein defined.

I, [                    ] the chief financial officer of the Company, solely in such capacity and not in an individual capacity, hereby certify that I am the chief financial officer of the Company and that I am generally familiar with the businesses and assets of the Company and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Company pursuant to the Credit Agreement.

I further certify, solely in my capacity as chief financial officer of the Company, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, with respect to the Company and its Subsidiaries on a consolidated basis, (a) the sum of the liabilities of the Company and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the assets of the Company and its Subsidiaries, taken as a whole; (b) the capital of the Company and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Company and its Subsidiaries, taken as a whole, on the date hereof, and (c) the Company and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:
Title: Chief Financial Officer